EXHIBIT 99.3

Report of Ernst & Young LLP, Independent Registered Public Accounting Firm

The Board of Directors and Stockholders
Sun Healthcare Group, Inc.

We have audited the accompanying consolidated balance sheets of Sun Healthcare Group, Inc. as of December 31, 2004 and 2003 and the related consolidated statements of operations, stockholders' (deficit) equity and cash flows for each of the two years in the period ended December 31, 2004 and the ten months ended December 31, 2002. Our audits also included the financial statement schedule included in Item 8 of this Form 8-K. These consolidated financial statements and schedule are the responsibility of management of Sun Healthcare Group, Inc. (the "Company"). Our responsibility is to express an opinion on these financial statements and schedule based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Sun Healthcare Group, Inc. at December 31, 2004 and 2003 and the consolidated results of their operations and their cash flows for each of the two years in the period ended December 31, 2004 and the ten months ended December 31, 2002 in conformity with accounting principles generally accepted in the United States. Also, in our opinion, the related financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly, in all material respects, the information set forth therein.

1

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the effectiveness of Sun Healthcare Group, Inc.'s internal control over financial reporting as of December 31, 2004, based on criteria established in Internal Control-Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission and our report dated March 2, 2005 expressed an unqualified opinion thereon.

Ernst & Young LLP

Dallas, Texas
March 2, 2005,
except as to Notes 1, 2, 9, 11, 18 and 24, as to which the date is
November 11, 2005

2

Item 8.  Financial Statements and Supplementary Data

     Information with respect to Item 8 is contained in our consolidated financial statements and financial statement schedules and are set forth herein beginning on Page F-1.

3

SUN HEALTHCARE GROUP, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

ASSETS
(in thousands)

	December 31, 2004	December 31, 2003
Current assets:
Cash and cash equivalents	$ 22,596	$ 25,574
Accounts receivable, net of allowance for doubtful accounts of $40,293 and $67,108 ($22,361 and $47,173 related to discontinued operations) at December 31, 2004 and 2003, respectively	95,829	109,775
Inventories, net	3,514	3,695
Other receivables, net of allowance of $5,591and $736 at December 31, 2004 and 2003, respectively	2,616	1,577
Assets held for sale	4,736	3,022
Restricted cash	26,649	33,699
Prepaids and other assets	3,232	4,742

Total current assets	159,172	182,084

Property and equipment, net	105,852	59,532
Notes receivable, net of allowance of $148 and $6,509 at December 31, 2004 and 2003, respectively	640	440
Goodwill, net	405	3,834
Restricted cash	34,111	33,920
Other assets, net	15,735	20,588
Total assets	$ 315,915	$ 300,398
	===========	============

See accompanying notes.

SUN HEALTHCARE GROUP, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS (Continued)

LIABILITIES AND STOCKHOLDERS' DEFICIT
(in thousands, except share data)
	December 31, 2004	December 31, 2003
Current liabilities:
Current portion of long-term debt	$ 17,476	$ 24,600
Accounts payable	36,163	46,339
Accrued compensation and benefits	38,243	41,333
Accrued self-insurance obligations, current portion	40,236	59,029
Income taxes payable	9,752	14,470
Other accrued liabilities	47,897	53,690

Total current liabilities	189,767	239,461

Accrued self-insurance obligations, net of current portion	130,686	138,072
Long-term debt, net of current portion	89,706	54,278
Unfavorable lease obligations	13,985	31,856
Other long-term liabilities	15,151	3,129

Total liabilities	439,295	466,796

Commitments and contingencies

Stockholders' deficit:
Preferred stock of $.01 par value, authorized 10,000,000 shares, zero shares were issued and outstanding as of December 31, 2004 and 2003	-	-
Common stock of $.01 par value, authorized 50,000,000 shares, 15,325,477 and 10,043,979 shares issued and outstanding as of December 31, 2004 and 2003, respectively	153	100
Additional paid-in capital	334,158	272,889
Accumulated deficit	(456,259)	(437,632)
	(121,948)	(164,643)
Less:
Unearned compensation	(1,432)	(1,755)
Total stockholders' deficit	(123,380)	(166,398)
Total liabilities and stockholders' deficit	$ 315,915	$ 300,398
	============	============

See accompanying notes.

SUN HEALTHCARE GROUP, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share data)

	Reorganized Company				Predecessor Company
	For the Year Ended December 31, 2004	For the Year Ended December 31, 2003	For the Ten Months Ended December 31, 2002		For the Two Months Ended February 28, 2002
Total net revenues	$ 813,290	$ 778,438	$ 636,061	|	$ 301,846
Costs and expenses:				|
Operating salaries and benefits	481,264	477,180	384,310	|	176,877
Self-insurance for workers' compensation and general and professional liability insurance	25,360	32,158	24,040	| |	11,380
Other operating costs	167,431	149,697	111,213	|	72,156
Facility rent expense	39,107	38,769	35,047	|	25,789
General and administrative expenses	66,746	63,550	78,229	|	14,776
Depreciation and amortization	9,206	7,123	16,974	|	4,465
Provision for losses on accounts receivable	5,323	9,278	4,393	|	417
Interest, net (contractual interest expense of $23,730 for the two months ended February 28, 2002)	8,853	16,892	12,599	| |	2,672
Loss on asset impairment	1,028	2,774	275,387	|	-
Restructuring costs, net	1,972	14,676	-	|	-
Loss on lease termination	150	-	-	|	-
Loss (gain) on sale of assets, net	1,494	(4,178)	(8,714)	|	-
Gain on extinguishment of debt, net	(3,394)	-	-	| |	(1,498,360)
Total costs and expenses	804,540	807,919	933,478	| |	(1,189,828)
Income (loss) before reorganization gain, net, income taxes and discontinued operations	8,750	(29,481)	(297,417)	| |	1,491,674
Reorganization gain, net	-	-	-	|	(1,483)
Income (loss) before income taxes and discontinued operations	8,750	(29,481)	(297,417)	|	1,493,157
Income tax (benefit) expense	(1,158)	665	(7)	|	147
Income (loss) before discontinued operations	9,908	(30,146)	(297,410)	|	1,493,010
Discontinued Operations:				| |
Loss from discontinued operations, net of related tax expense of $417 for the ten months ended December 31, 2002	(23,214)	(25,149)	(140,576)	| |	(1,569)
(Loss) gain on disposal of discontinued operations, net of related tax expense of $650 for the year ended December 31, 2003	(5,321)	55,649	-	| |	(6,070)
(Loss) income on discontinued operations	(28,535)	30,500	(140,576)	|	(7,639)
Net (loss) income	$ (18,627)	$ 354	$ (437,986)	|	$ 1,485,371
	=========	=========	=========	|	=========
Basic earnings per common and common equivalent share:				|
Income (loss) before discontinued operations	$ 0.69	$ (3.00)	$ (29.74)	|	$ 24.44
(Loss) income from discontinued operations, net of tax	(1.98)	3.04	(14.06)	|	(0.12)
Net (loss) income	$ (1.29)	$ 0.04	$ (43.80)	|	$ 24.32
	=========	=========	=========	|	=========
Diluted earnings per common and common equivalent share:				|
Income (loss) before discontinued operations	$ 0.68	$ (3.00)	$ (29.74)	|	$ 24.44
(Loss) income from discontinued operations, net of tax	(1.96)	3.04	(14.06)	|	(0.12)
Net (loss) income	$ (1.28)	$ 0.04	$ (43.80)	|	$ 24.32
	=========	=========	=========	|	=========
Weighted average number of common and common equivalent shares outstanding:				| |
Basic	14,456	10,050	10,000	|	61,080
Diluted	14,548	10,050	10,000	|	61,080

See accompanying notes.

SUN HEALTHCARE GROUP, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF STOCKHOLDERS' (DEFICIT) EQUITY
(in thousands)

	Reorganized Company							Predecessor Company
	For the Year Ended		For the Year Ended		For the Ten Months Ended			For the Two Months Ended
	December 31, 2004		December 31, 2003		December 31, 2002			February 28, 2002
	Shares	Amount	Shares	Amount	Shares	Amount	|	Shares	Amount
Common stock							|
Issued and outstanding at beginning of period	10,044	$ 100	9,321	$ 93	8,800	$ 88	|	65,209	$ 652
Elimination of common stock	-	-	-	-	-	-	|	(65,209)	(652)
Cancellation of restricted stock awards	(4)	-	-	-	-	-	|	-	-
Issuance of common stock	5,285	53	723	7	521	5	|	8,800	88
Common stock issued and outstanding at end of period	15,325	153	10,044	100	9,321	93	| |	8,800	88
	=======		=======		========		|	=======
Additional paid-in capital							|
Balance at beginning of period		272,889		253,375		237,512	|		825,099
Other		(555)		-		-	|		(360)
Elimination of additional paid-in capital		-		-		-	|		(824,739)
Issuance of common stock in excess of par value		61,881		19,514		15,863	| |		237,512
Cancellation of restricted stock awards		(57)		-		-	|		-
Additional paid-in capital at end of period		334,158		272,889		253,375	|		237,512
							|
Accumulated deficit							|
Balance at beginning of period		(437,632)		(437,986)		-	|		(2,400,655)
Net (loss) income		(18,627)		354		(437,986)	|		1,485,371
Elimination of accumulated deficit		-		-		-	|		915,284
Accumulated deficit at end of period		(456,259)		(437,632)		(437,986)	|		-
							|
Total		(121,948)		(164,643)		(184,518	|		237,600
							|
Unearned compensation							|
Balance at beginning of period		(1,755)		(2,700)		-	|		-
Other		57		-		-	|		-
Restricted stock awards		(1,013)		-		(4,050)	|		-
Restricted stock vested		1,279		945		1,350	|		-
Unearned compensation at end of period		(1,432)		(1,755)		(2,700)	|		-
							|
Common stock in treasury							|
Balance at beginning of period	-	-	-	-	-	-	|	2,213	(27,376)
Elimination of treasury stock	-	-	-	-	-	-	|	(2,213)	27,376
Common stock in treasury at end of period	-	-	-	-	-	-	|	-	-
	=======		=======		========		|	=======
Grantor stock trust							|
Balance at beginning of period		-		-		-	|	1,916	(10)
Elimination of grantor stock trust		-		-		-	|	(1,916)	10
Grantor stock trust at end of period		-		-		-	|	-	-
							|
Total stockholders' (deficit) equity		$ (123,380)		$ (166,398)		$ (187,218)	|		$ 237,600
		========		=======		========	|		=========

See accompanying notes.

SUN HEALTHCARE GROUP, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS
 (in thousands)

	Reorganized Company			Predecessor Company
Cash flows from operating activities:	For the Year Ended December 31, 2004	For the Year Ended December 31, 2003	For the Ten Months Ended December 31, 2002		For the Two Months Ended February 28, 2002
Net (loss) income	$ (18,627)	$ 354	$ (437,986)	|	$ 1,485,371
Adjustments to reconcile net (loss) income to net cash (used for) provided by operating activities, including discontinued operations:				| |
Gain on extinguishment of debt, net	(3,394)	-	-	|	(1,498,360)
Loss on lease termination	150	-	-	|	-
Reorganization gain , net	-	-	-	|	(1,483)
Depreciation	5,254	4,609	17,071	|	2,154
Amortization	4,356	4,787	11,334	|	2,311
Amortization of favorable and unfavorable lease intangibles	(3,265)	(8,740)	(2,535)	|	(101)
Provision for losses on accounts receivable	11,901	19,073	14,787	|	417
Loss (gain) on sale of assets, net	1,494	(4,178)	(8,714)	|	-
Loss (gain) loss on disposal of discontinued operations, net	5,321	(55,649)	-	|	-
Loss on write-down of assets held for sale	-	-	-	|	6,070
Loss on asset impairment	1,028	2,774	407,760	|	-
Restricted stock and option compensation expense	1,570	945	1,350	|	-
Other, net	2,045	898	1,320	|	716
Changes in operating assets and liabilities:				|
Accounts receivable, net	6,485	74,937	(15,797)	|	(7,368)
Inventories, net	(17)	790	(1,748)	|	(473)
Other receivables, net	558	4,261	-	|	819
Restricted cash	9,006	12,472	(1,373)	|	(4,430)
Prepaids and other assets	(1,658)	4,573	(5,575)	|	(2,391)
Accounts payable	(14,406)	3,656	28,210	|	(8,601)
Accrued compensation and benefits	(3,468)	(24,141)	(6,708)	|	(1,792)
Accrued self-insurance obligations	(26,213)	11,985	13,094	|	(944)
Income taxes payable	1,436	1,120	(498)	|	693
Other accrued liabilities	(4,687)	(18,084)	(20,114)	|	(2,793)
Liabilities subject to compromise	-	-	-	|	10,865
Other long-term liabilities	2,151	467	(408)	|	(2,004)
Minority interest	-	(120)	(563)	|	362
Net cash (used for) provided by operating activities before reorganization costs	(22,980)	36,789	(7,093)	|	(20,962)
Net cash paid for reorganization costs	(499)	(10,225)	(10,321)	|	(2,781)
Net cash (used for) provided by operating activities	(23,479)	26,564	(17,414)	|	(23,743)
Cash flows from investing activities:				|
Capital expenditures, net	(12,890)	(16,564)	(34,701)	|	(3,971)
Proceeds from sale of assets held for sale	1,857	83,616	17,885	|	-
Acquisitions	(700)	-	-	|	-
Repayment of long-term notes receivable	147	839	1,067	|	168
Other, net	-	-	798	|	142
Net cash (used for) provided by investing activities	(11,586)	67,891	(14,951)	|	(3,661)
Cash flows from financing activities:				|
Net payments under Senior Loan Agreements	(12,491)	(84,274)	(10,958)	|	-
Net payments under DIP Financing	-	-	-	|	(55,382)
Long-term debt borrowings	-	-	-	|	112,988
Long-term debt repayments	(6,727)	(5,620)	(4,396)	|	(13)
Net proceeds from issuance of common stock	52,266	-	-	|	-
Principal payments on prepetition debt authorized by Bankruptcy Court	-	-	-	|	(7,966)
Distribution of partnership equity	(961)	-	-	|	-
Other, net	-	-	(412)	|	(3,728)
Net cash provided by (used for) financing activities	32,087	(89,894)	(15,766)	|	45,899
Net (decrease) increase in cash and cash equivalents	(2,978)	4,561	(48,131)	|	18,495
Cash and cash equivalents at beginning of period	25,574	21,013	69,144	|	50,649
Cash and cash equivalents at end of period	$ 22,596	$ 25,574	$ 21,013	|	$ 69,144
	============	=============	============	|	============

See accompanying notes.

SUN HEALTHCARE GROUP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2004

 (1)  Nature of Business

       As of September 30, 2005, we divested one skilled nursing facility, and reclassified our mobile radiology operations to assets held for sale.  The Consolidated Financial Statements and related notes thereto have been updated to reflect reclassifications for these operations to discontinued operations for all periods presented in accordance with generally accepted accounting principles.

     References throughout this document to the Company include Sun Healthcare Group, Inc. and our consolidated subsidiaries. In accordance with the Securities and Exchange Commission's "Plain English" guidelines, this Annual Report on Form 10-K has been written in the first person. In this document, the words "we," "our," "ours" and "us" refer to Sun Healthcare Group, Inc. and its direct and indirect consolidated subsidiaries and not any other person.

Business

      We are a provider of long-term, subacute and related specialty healthcare services in the United States.  We operate through five principal business segments: (i) inpatient services, (ii) rehabilitation therapy services, (iii) medical staffing services, (iv) home health services and (v) laboratory and radiology services.  Inpatient services represent the most significant portion of our business.  We operated 102 long-term care facilities in 13 states as of September 30, 2005.

Reorganization

   On February 6, 2002, the United States Bankruptcy Court for the District of Delaware (the "Bankruptcy Court") approved our Plan of Reorganization that was filed with the Bankruptcy Court on November 7, 2001. On February 28, 2002, we emerged from proceedings under chapter 11 of Title 11 of the United States Code (the "Bankruptcy Code") pursuant to the terms of our Plan of Reorganization.

     We operated our business as a debtor-in-possession subject to the jurisdiction of the Bankruptcy Court from October 14, 1999 (the "Filing Date") until February 28, 2002.  Accordingly, our consolidated financial statements prior to March 1, 2002 have been prepared in accordance with the American Institute of Certified Public Accountants Statement of Position 90-7, Financial Reporting by Entities in Reorganization Under the Bankruptcy Code ("SOP 90-7") and generally accepted accounting principles applicable to a going concern, which assume that assets will be realized and liabilities will be discharged in the normal course of business.

     In connection with our emergence from bankruptcy, we reflected the terms of the Plan of Reorganization in our consolidated financial statements by adopting the fresh-start accounting provisions of SOP 90-7.  Under fresh-start accounting, a new reporting entity is deemed to be created and the recorded amounts of assets and liabilities are adjusted to reflect their estimated fair values. For accounting purposes, the fresh-start adjustments have been recorded in the consolidated financial statements as of March 1, 2002.  Since fresh-start accounting materially changed the amounts previously recorded in our consolidated financial statements, a black line separates the post-emergence financial data from the pre-emergence data to signify

SUN HEALTHCARE GROUP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

DECEMBER 31, 2004

the difference in the basis of preparation of the financial statements for each respective entity.  See Notes 20, 21 and 22 for additional information about our emergence from bankruptcy and fresh-start accounting.

     As used in this Form 10-K, the term "Predecessor Company" refers to our operations for periods prior to March 1, 2002, while the term "Reorganized Company" is used to describe our operations for periods beginning March 1, 2002 and thereafter.

 Comparability of Financial Information

     We adopted the provisions of Statement of Financial Accounting Standard ("FASB"), Accounting for the Impairment or Disposal of Long-Lived Assets ("SFAS No. 144") as of January 1, 2002, requiring reclassification of the results of operations of subsequent divestitures for all periods presented to discontinued operations within the Statement of Operations.  However, our emergence from bankruptcy on February 28, 2002 and the adoption of fresh-start accounting as of March 1, 2002 materially changed the amounts previously recorded in the consolidated financial statements of the Predecessor Company and we did not apply SFAS No. 144 to the two months ended February 28, 2002.  In addition, the cash flows of the Predecessor Company for periods prior to March 1, 2002 are generally not comparable to those of the Reorganized Company.

(2) Basis of Reporting and Current Operating Environment

      In January 2003, we initiated efforts to restructure the portfolio of leases under which we operate most of our long-term care facilities. During the period January 1, 2003 to September 30, 2005, we divested 135 of our under-performing facilities by transitioning operations of those facilities to new operators. We also took the following actions to improve our operating performance and liquidity position:

(a)

completed the sales of our pharmaceutical services operations in July 2003, our software development operations in November 2003 and our laboratory and radiology operations in California in November 2004 for combined cash proceeds of $81.0  million and the payment of $15.0 million due to us in 2005 from the sale of our SunScript pharmacy operations in 2003;

(b)	reduced overhead and infrastructure costs;

(c)	refinanced and reduced our senior debt; and

(d)	completed a private placement of our common stock and warrants to purchase our common stock to accredited and institutional investors for net proceeds of approximately $52.3 million in February 2004.

     We believe that our existing cash reserves, the proceeds of up to $15.0 million due to us in 2005 for the sale of our SunScript pharmacy operations in 2003, and availability for borrowing under our loan agreement will provide sufficient funds for our operations, capital expenditures and regularly scheduled debt service payments through at least the next twelve months.

SUN HEALTHCARE GROUP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

DECEMBER 31, 2004

(3)  Summary of Significant Accounting Policies

(a)  Use of Estimates

    The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Significant estimates include determination of third-party payor settlements, allowances for doubtful accounts and notes receivable, self-insurance obligations, goodwill and other intangible assets and loss accruals.  Actual results could differ from those estimates.

(b)  Principles of Consolidation

     Our consolidated financial statements include the accounts of our subsidiaries in which we own more than 50% of the voting interest. Investments of companies in which we own between 20 - 50% of the voting interests and joint ventures were accounted for using the equity method, which records as income an ownership percentage of the reported income of the subsidiary, regardless of whether it was or was not received by the parent.  Investments in companies in which we own less than 20% of the voting interests are carried at cost. All significant intersegment accounts and transactions have been eliminated in consolidation.

     In accordance with FASB Interpretation No 46, Consolidation of Variable Interest Entities ("FIN No 46R"), we are required to consolidate certain entities when control exists through means other than ownership of voting (or similar) interests in variable interest entities commonly referred to as special purpose entities, effective for the first reporting period that ends after March 15, 2004. FIN No 46R requires consolidation by the majority holder of expected residual gains and losses of the activities of a variable interest entity. (See "Note 10 - Variable Interest Entities.")

(c)  Cash and Cash Equivalents

     We consider all highly liquid, unrestricted investments with original maturities of three months or less to be cash equivalents. Cash equivalents are stated at cost, which approximates fair value.

(d)  Net Revenues

     Net revenues consist of long-term and subacute care revenues, rehabilitation therapy services revenues, temporary medical staffing services revenues, pharmaceutical services revenues and other ancillary services revenues. Net revenues are recognized as services are provided. Revenues are recorded net of provisions for discount arrangements with commercial payors and contractual allowances with third-party payors, primarily Medicare and Medicaid. Net revenues realizable under third-party payor agreements are subject to change due to examination and retroactive adjustment. Estimated third-party payor settlements are recorded in the period the related services are rendered. The methods of making such estimates are reviewed periodically, and differences between the net amounts accrued and subsequent settlements or estimates of expected settlements are reflected in the current period results of operations.

SUN HEALTHCARE GROUP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

DECEMBER 31, 2004

     Revenues from Medicaid for our continuing operations accounted for approximately 36.5%, 36.0%, 36.1% and 44.9%, of our net patient revenue for the year ended December 31, 2004, the year ended December 31, 2003, the ten month period ended December 31, 2002 and the two month period ended February 28, 2002, respectively.  Revenues from Medicare comprised approximately 26.5%, 25.1%, 25.9% and 25.4% of our net patient revenue for the year ended December 31, 2004, the year ended December 31, 2003, the ten month period ended December 31, 2002 and the two month period ended February 28, 2002, respectively.  Laws and regulations governing the Medicare and Medicaid programs are extremely complex and subject to interpretation.  As a result, there is at least a reasonable possibility that our estimates will change by a material amount in the near term.  Changes in these estimates related to third party receivables resulted in an increase in net revenues of approximately $2.2 million for the year ended December 31, 2004, $2.0 million for the year ended December 31, 2003, $1.1 million and $2.0 million, respectively, for the ten month and two month periods ended December 31, 2002 and February 28, 2002.

(e)  Accounts Receivable

     Our accounts receivable relate to services provided by our various operating divisions to a variety of payors and customers. The primary payors for services provided in long-term and subacute care facilities that we operate are the Medicare program and the various state Medicaid programs. The rehabilitation therapy service operations provide services to patients in unaffiliated long-term, rehabilitation and acute care facilities. The billings for those services are submitted to the unaffiliated facilities. Many of the unaffiliated long-term care facilities receive a large majority of their revenues from the Medicare program and the state Medicaid programs.

     Estimated provisions for doubtful accounts are recorded each period as an expense to the statement of operations.  In evaluating the collectibility of accounts receivable, we consider a number of factors, including the age of the accounts, changes in collection patterns, the financial condition of our customers, the composition of patient accounts by payor type, the status of ongoing disputes with third-party payors and general industry conditions.  Any changes in these factors or in the actual collections of accounts receivable in subsequent periods may require changes in the estimated provision for loss. Changes in these estimates are charged or credited to the results of operations in the period of change.

     The allowance for uncollectible accounts related to facilities that we currently operate is computed by applying a bad debt percentage to the individual accounts receivable aging categories based on historical collections.  An adjustment is then recorded each month in the results of operations to adjust the allowance based on the analysis. In addition, a retrospective collection analysis is performed within each operating company to test the adequacy of the reserve on a quarterly basis.

     The allowance for uncollectible accounts related to facilities that we have divested was based on a percentage of outstanding accounts receivable at the time of divestiture and is recorded in gain or loss on disposal of discontinued operations, net.  As collections are recognized, the allowance will be adjusted as appropriate.  This percentage was 40% in 2002 and was adjusted to 30% in the fourth quarter of 2003.  The percentages were developed from historical collection trends of our divestitures. Due to favorable collections, $6.5 million of the reserve was recovered in the year ended December 31, 2004.

SUN HEALTHCARE GROUP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

DECEMBER 31, 2004

(f)  Inventories

     As of December 31, 2004, our inventories relate to the long-term and subacute care operations and are stated at the lower of cost or market.

(g)  Property and Equipment

     Property and equipment is stated at the lower of carrying value or fair value. Property and equipment held under capital lease is stated at the net present value of future minimum lease payments.  Major renewals or improvements are capitalized whereas ordinary maintenance and repairs are expensed as incurred. Depreciation is computed using the straight-line method over the estimated useful lives of the assets as follows: buildings and improvements - five to forty years; leasehold improvements - the shorter of the estimated useful lives of the assets or the life of the lease; and equipment - three to twenty years. We capitalize interest directly related to the development and construction of new facilities as a cost of the related asset. Under SFAS No. 144, we subject our long-lived assets to an annual impairment test. (See "Note 8 - Impairment of Intangible and Long-Lived Assets.")

(h)  Intangible Assets

     Under Statement of Financial Accounting Standards No. 142, Goodwill and Other Intangible Assets ("SFAS No. 142,") we no longer amortize goodwill and intangible assets with indefinite lives. Instead, we subject them to annual impairment tests. Intangible assets with definite lives continue to be amortized over their estimated useful lives. (See "Note 8 - Impairment of Intangible and Long-Lived Assets.")

(i)  Reorganization Gain, net

     Reorganization gain, net under chapter 11 are items of expense or income that were incurred or realized by us because we were in reorganization.  These included, but were not limited to, professional fees and similar types of expenditures incurred directly relating to the chapter 11 proceeding, loss accruals or realized gains or losses resulting from activities of the reorganization process and interest earned on cash accumulated by us because we were not paying our prepetition liabilities.  (See "Note 20 - Emergence from Chapter 11 Bankruptcy Proceedings.")

(j)  Stock-Based Compensation

     In December 2002, the FASB issued Statement of Financial Accounting Standards No. 148, Accounting for Stock-Based Compensation-Transition and Disclosure ("SFAS No. 148").  This statement amends Statement of Financial Accounting Standards No. 123, Accounting for Stock-Based Compensation ("SFAS No. 123"). The provisions of SFAS No. 123 were effective for interim and annual financial statements for fiscal years ending after December 15, 2002. This statement provides alternative methods of transition for a voluntary change to the fair value based method of accounting for stock-based employee compensation. Also, this statement amends the disclosure requirements of SFAS No. 123 to require prominent disclosures in both annual and interim financial statements about the method of accounting for stock-based employee compensation and the effect of the method used on reported results. We continue to apply the intrinsic value method of Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees ("APB No. 25"). (See "Note 15 - Capital Stock.")

SUN HEALTHCARE GROUP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

DECEMBER 31, 2004

     On December 16, 2004, the Financial Accounting Standards Board (FASB) issued FASB Statement No. 123 (revised 2004), Share-Based Payment, which is a revision of FASB Statement No. 123, Accounting for Stock-Based Compensation. Statement 123(R) supersedes APB Opinion No. 25, Accounting for Stock Issued to Employees, and amends FASB Statement No. 95, Statement of Cash Flows. Generally, the approach in Statement 123(R) is similar to the approach described in Statement 123. However, Statement 123(R) requires all share-based payments to employees, including grants of employee stock options, to be recognized in the income statement based on their fair values. Pro forma disclosure is no longer an alternative.

          Statement 123(R) must be adopted no later than July 1, 2005. Early adoption will be permitted in periods in which financial statements have not yet been issued. Statement 123(R) permits public companies to adopt its requirements using one of two methods:

1.

A "modified prospective" method in which compensation cost is recognized beginning with the effective date (a) based on the requirements of Statement 123(R) for all share-based payments granted after the effective date and (b) based on the requirements of Statement 123(R) for all awards granted to employees prior to the effective date of Statement 123(R) that remain unvested on the effective date.

2.

A "modified retrospective" method which includes the requirements of the modified prospective method described above, but also permits entities to restate based on the amounts previously recognized under Statement 123(R) for purposes of pro forma disclosures either (a) all prior periods presented or (b) prior interim periods of the year of adoption.

We plan to adopt Statement 123(R) using the modified-prospective method no later than July 1, 2005. Based on the estimated value of current unvested stock options, we expect wages and related expenses to increase $0.5 million for the year ended December 31, 2005, beginning July 1, 2005.

(k)  Net (Loss) Income Per Share

     Basic net (loss) income per share is based upon the weighted average number of common shares outstanding during the period.  The weighted average number of common shares for the year ended December 31, 2004 include the common shares issued in connection with emergence from bankruptcy, 95,664 common shares outstanding to be issued once the prepetition claims are finalized, the common shares issued in connection with our private placement in February 2004, the common shares issued to Omega, and the common shares issued as common stock awards.  See "Note 15 - Capital Stock."

     The diluted calculation of (loss) income per common share includes the dilutive effect of warrants, stock options and non-vested restricted stock. However, in periods of losses, diluted net loss per share is based upon the weighted average number of common shares outstanding during the period.

(l)  Reclassification

     Certain reclassifications have been made to the prior period financial statements to conform to the 2004 financial statement presentation.

SUN HEALTHCARE GROUP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

DECEMBER 31, 2004

(4)  Loan Agreements

     We have a Loan and Security Agreement with CapitalSource Finance LLC, as collateral agent, and certain other lenders (the "Revolving Loan Agreement") that, as amended on March 1, 2005, expires on March 1, 2007. (See "Note 24 - Subsequent Events.") The Revolving Loan Agreement is a $75.0 million revolving line of credit that is secured by our accounts receivable, inventory, equipment and other assets, and the stock of our subsidiaries. Pursuant to the Revolving Loan Agreement, we are paying interest (i) for Base Rate Loans at the greater of (a) prime plus 0.5% or (b) 4.75%, and (ii) for LIBOR Loans at the greater of (a) the London Interbank Offered Rate plus 3.25% or (b) 4.75%. The effective interest rate as of December 31, 2004 on borrowings under the Revolving Loan Agreement was approximately 6.16%. We had $0.6 million in borrowings outstanding on December 31, 2004. The weighted average borrowing interest rate for the period from January 1, 2004 through December 31, 2004 was 5.25%. Our borrowing availability under the Revolving Loan Agreement is generally limited to up to eighty-five percent (85%) of the value of Eligible Receivables plus eighty-five percent (85%) of the value of Eligible Divested Company Receivables, but not to exceed $75.0 million. The defined borrowing base as of December 31, 2004 was $41.1 million, net of specified reserves of $14.6 million. We are also prohibited under our Revolving Loan Agreement from borrowing money from third parties without the prior consent of CapitalSource Finance. As of December 31, 2004, we had issued approximately $15.3 million in letters of credit, leaving approximately $25.8 million available to us for additional borrowing. In connection with entering into the Revolving Loan Agreement, we incurred deferred financing costs of $2.6 million, which are amortized using the effective interest method over the life of the loan agreement. For the year ended December 31, 2004, we amortized $1.6 million of these deferred financing costs. In September 2004, $0.9 million of the deferred financing costs were refunded to us.

     The availability of amounts under our Revolving Loan Agreement is subject to our compliance with certain financial covenants contained in the Revolving Loan Agreement, as amended.  Such covenants include a minimum fixed charge coverage calculation which requires a minimum required availability (cash on hand plus borrowing availability) that must exceed total Fixed Charges less Operating Cash Flow for a rolling 12-month period, and a maximum of $10 million per any six-month period that may be expended on capital expenditures with respect to fixed assets. As of March 1, 2005, we were in compliance with these covenants.

(5)  Long-Term Debt

Long-term debt consisted of the following as of the periods indicated (in thousands):

	December 31, 2004	December 31, 2003
Revolving Loan Agreement	$ 600	$ 13,091
Mortgage notes payable due at various dates through 2035, interest at rates from 5.5% to 12.0%, collateralized by various facilities(1)(2)	91,239	48,277
Industrial Revenue Bonds	6,905	7,450
Other long-term debt	8,438	10,060
Total long-term debt(1)	107,182	78,878
Less amounts due within one year	(17,476)	(24,600)
Long-term debt, net of current portion	$ 89,706	$ 54,278
	============	============

SUN HEALTHCARE GROUP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

DECEMBER 31, 2004

(1)	Net of fair value discount of $0.1 million related to consolidation of Clipper (See "Note 10 - Variable Interest Entities.")

(2)	Includes $51.0 million related to consolidation of Clipper as of December 31, 2004 (See "Note 10 - Variable Interest Entities.")

    The scheduled or expected maturities of long-term debt as of December 31, 2004, were as follows (in thousands):

2005	$ 17,476
2006	19,774
2007	5,670
2008	2,883
2009	3,114
Thereafter	58,393
$ 107,310
=============

     Included in the expected maturities of long-term debt are the following amounts related to the consolidation of Clipper (See "Note 10 - Variable Interest Entities"):  $1,113, $1,225, $1,330, $1,437, $1,571, and $44,468, respectively, for 2005, 2006, 2007, 2008, 2009 and thereafter.

(6)  Property and Equipment

     Property and equipment consisted of the following as of the periods indicated (in thousands):

	December 31, 2004	December 31, 2003

Land	$ 10,527	$ 4,659
Buildings and improvements	70,029	30,101
Equipment	28,850	25,297
Leasehold improvements	23,171	20,925
Construction in progress	2,240	1,087
Total	134,817	82,069
Less accumulated depreciation	(28,965)	(22,537)
Property and equipment, net	$ 105,852	$ 59,532
	==============	=============

(7)  Acquisitions

     In November 2004, we acquired one home health agency for $0.7 million in cash and allocated the purchase price to goodwill and licenses of $0.4 million and $0.3 million, respectively. We acquired one skilled nursing facility during the year ended December 31, 2003 by entering into a new lease agreement in March 2003. During the ten month period ended December 31, 2002 we acquired nine skilled nursing facilities by issuing $31.5 million of mortgage notes and we had no acquisitions for the two-month period ended February 28, 2002.

SUN HEALTHCARE GROUP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

DECEMBER 31, 2004

(8)  Impairment of Intangible and Long-Lived Assets

(a) Intangible Assets

Goodwill

     The Reorganized Company recorded $214.8 million in goodwill under fresh-start accounting based on an independent valuation of the fair value of our assets and liabilities as of March 1, 2002.  During 2002, we recorded an additional $20.2 million in goodwill as a refinement to our fresh-start accounting valuation. Under SFAS No. 142, goodwill and intangible assets with indefinite lives are no longer amortized; however, they are subject to annual impairment tests as prescribed by the statement. Intangible assets with definite lives continue to be amortized over their estimated useful lives. With respect to our goodwill and intangible assets, SFAS No. 142 was effective for us beginning January 1, 2002. Upon adoption of this statement, amortization of goodwill and indefinite life intangibles ceased.

     Pursuant to SFAS No. 142, we performed our annual goodwill impairment analysis during the fourth quarter of 2004 for each reporting unit that constitutes a business for which discrete financial information is produced and reviewed by operating segment management and, with the exception of the long-term care facilities, provides services that are distinct from the other components of the operating segment. We determine impairment by comparing the net assets of each reporting unit to their respective fair values. We determine the estimated fair value of each reporting unit using a discounted cash flow analysis. In the event a unit's net assets exceed its fair value, an implied fair value of goodwill must be determined by assigning the unit's fair value to each asset and liability of the unit. The excess of the fair value of the reporting unit over the amounts assigned to its assets and liabilities is the implied fair value of goodwill. An impairment loss is measured by the difference between the goodwill carrying value and the implied fair value.  Based on the analysis performed, we recorded no goodwill impairment for the years ended December 31, 2004 and December 31, 2003, and a goodwill impairment of $231.1 million for the ten months ended December 31, 2002.

     During 2004, we determined that tax losses generated in 2004 were available to offset a liability that originated upon our emergence from bankruptcy. Accordingly, we reduced the remaining goodwill balance created through fresh-start accounting of $3.8 million (See "Note 12 - Income Taxes.") We also recorded $0.4 million in goodwill through a small home health acquisition in November 2004 (See "Note 7 - Acquisitions.")

Indefinite Life Intangibles

     The Reorganized Company recorded $34.6 million in trademarks under fresh-start accounting based on an independent and separate valuation report of the fair value of our intangible assets as of March 1, 2002. Our trends of financial performance subsequent to emergence, the Medicare "Cliff" impact and increases in patient liability claims and retention levels and workers' compensation insurance costs represented indicators of impairment as defined in SFAS No. 144. As a result, we internally prepared an impairment analysis using discounted cash flows in order to estimate the fair value of Indefinite Life Intangibles. The analysis resulted in no impairment charge for the years ended December 31, 2004 and 2003.  We recorded an impairment of $26.0 million for the ten months ended December 31, 2002.

SUN HEALTHCARE GROUP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

DECEMBER 31, 2004

Finite Life Intangibles

     The Reorganized Company recorded $28.2 million in favorable lease intangibles under fresh-start accounting based on an independent and separate valuation report of the fair value of our assets and liabilities as of March 1, 2002. Our trends of financial performance subsequent to emergence, the Medicare "Cliff" impact and increases in patient liability claims and retention levels and workers' compensation insurance cost represented indicators of impairment as defined in SFAS No. 144.  As a result, at December 31, 2003 we internally prepared an impairment analysis using discounted cash flows in order to estimate the fair value of Finite Life Intangibles.  The analysis resulted in no impairment charge for the year ended December 31, 2004 and an impairment charge of $0.5 million and $24.0 million for the year ended December 31, 2003 and the ten months ended December 31, 2002, respectively.

     The weighted-average amortization period for favorable lease intangibles is approximately nine years at December 31, 2004.  Amortization expense on the favorable lease intangibles totaled $0.4 million for the year ended December 31, 2004. Our estimated aggregate annual amortization expense for these intangibles for each of the next nine years is approximately $0.3 million.

(b) Long-Lived Assets

     SFAS No. 144 requires impairment losses to be recognized for long-lived assets used in operations when indicators of impairment are present and the estimated undiscounted cash flows are not sufficient to recover the assets' carrying amounts.  In estimating the undiscounted cash flows for our impairment assessment, we primarily used our internally prepared budgets and forecast information including adjustments for the following items: Medicare and Medicaid funding; overhead costs; capital expenditures; and patient care liability costs.  In accordance with SFAS No. 144, we assess the need for an impairment write-down when such indicators of impairment are present.

     2004.  During the fourth quarter of 2004, we recorded pretax charges totaling approximately $1.0 million for asset impairments.  The asset impairment charges related to the following:

-	$1.0 million write-down of property and equipment in our Inpatient Services segment for certain nursing facilities whose book value exceeded estimated fair value when tested for impairment.

     2003. During the fourth quarter of 2003, we recorded pretax charges totaling approximately $2.3 million for asset impairments. The asset impairment charges consist of the following:

-

$2.3 million write-down of property and equipment in our Inpatient Services segment for certain nursing facilities whose book value exceeded estimated fair value when tested for impairment, $0.2 million of which related to under-performing facilities identified for divestiture as of December 31, 2003.

     2002. During the fourth quarter of 2002, we recorded pretax charges totaling approximately $126.7 million for asset impairments. The asset impairment charges consisted of the following:

SUN HEALTHCARE GROUP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

DECEMBER 31, 2004

-

$81.6 million write-down of property and equipment in our Inpatient Services segment for certain nursing facilities whose book value exceeded estimated fair value when tested for impairment, $53.6 million of which related to under-performing facilities identified for divestiture as of December 31, 2002.

-	$42.8 million write-down of property and equipment in our Other Operations segment which consisted of $8.7 million for Shared Healthcare Systems and $34.1 million for our corporate headquarters; and

-	$2.3 million write-down of property and equipment in our Pharmaceutical and Medical Supply Services segment.

     The October 1, 2002 elimination of certain funding under the Medicare program and the increase in our patient care liability costs affected our 2002 and future cash flows, and therefore, the fair values of each of our asset groups. This event led to an impairment assessment on each of our asset groups, including:

-	estimating the undiscounted cash flows to be generated by each of the asset groups over the remaining life of the primary asset; and

-

reducing the carrying value of the asset to estimated fair value when the total estimated undiscounted future cash flows were less than the current book value of the long-lived assets (excluding goodwill and other indefinite lived intangible assets).

     In estimating the undiscounted cash flows for the 2002 impairment assessment, we primarily used our internally prepared budgets and forecast information including adjustments for the following items:  Medicare and Medicaid funding; overhead costs; capital expenditures and patient care liability costs. We also considered our plans to transition under-performing long-term care facilities, which accounted for approximately 56% of our facilities, to new operators.  In order to estimate the fair values of the entities, we used a discounted cash flow approach. That assessment resulted in an impairment related to the under-performing facilities of approximately $53.6 million.

(c) Long Lived Assets to be Disposed Of

     SFAS No. 144 requires that long-lived assets to be disposed of be measured at the lower of carrying amount or fair value less cost to sell, whether reported in continuing operations or in discontinued operations.  Therefore, discontinued operations will no longer be measured at net realizable value or include amounts for operating losses that have not yet occurred.  SFAS No. 144 also broadens the reporting of discontinued operations to include all components of an entity with operations that can be distinguished from the rest of the entity and that will be eliminated from the ongoing operations of the entity in a disposal transaction. Depreciation is discontinued once an asset is classified as held for sale.  During the two month period ended February 28, 2002, the Predecessor Company presented the operating results of all facilities identified for sale or disposition in discontinued operations in the consolidated statement of operations.  From March 1, 2002 to December 31, 2002, the Reorganized Company had a limited number of facilities disposed of or transferred to assets held for sale.  These facilities' operating results were included in continuing operations and were immaterial to our

SUN HEALTHCARE GROUP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

DECEMBER 31, 2004

consolidated financial position and results of operations.

(9)  Discontinued Operations and Assets Held for Sale

(a)  Loss (Gain) on Sale of Assets, net

     2004.  During the year ended December 31, 2004, we recorded a $1.5 million charge primarily related to the write-down of a property held for sale.

     2003.  During the year ended December 31, 2003, we recorded a gain on sale of assets of $4.2 million primarily related to the sale of land and buildings previously reported in the Other Operations segment.

     2002. During the year ended December 31, 2002, we divested 10 skilled nursing facilities previously reported in our Inpatient Services segment.  The net revenues and net operating losses for the ten month period ended December 31, 2002 for these 10 facilities were approximately $19.5 million and $3.1 million, respectively. The aggregate net gain on disposal during the ten month period ended December 31, 2002 for these divestitures was approximately $4.3 million recorded in loss on sale of assets, net, in our 2002 consolidated statement of operations.  Additionally, during 2002, residual divestiture gains associated with prior year divestitures related to certain skilled nursing facilities were approximately $0.7 million.

     During 2002, we also recognized losses for the sale of certain mobile radiology operations, previously reported in our Other Operations segment, of $0.5 million offset by the recovery of a rent reserve taken for a closed corporate office for $0.5 million recorded in loss on sale of assets, net.

     In October 2002, we sold our interest in a joint venture that operated two skilled nursing facilities, previously reported in our Inpatient segment.  We recorded a gain of approximately $1.4 million that is included in gain on sale of assets, net.

     In July 2002, we sold our interest in a joint venture that operated two pharmacies in the Midwest, previously reported in our Pharmaceutical segment.  We recorded a gain of approximately $1.2 million that is included in gain on sale of assets, net.

   In April 2002, we sold two of our headquarters buildings in Albuquerque, New Mexico, previously reported in our Other Operations segment, for approximately $15.3 million, which approximated their carrying value.  The transaction included the leaseback of one of the buildings and part of an adjacent parking structure for an initial period of ten years, with an option to extend the lease for two five-year periods.

     In March 2002, we divested our respiratory therapy supplies and equipment business that was operated by our wholly-owned subsidiary, SunCare Respiratory Services, Inc., previously reported in our Rehabilitation Therapy segment.  We recorded a gain of $1.1 million in gain on sale of assets, net.

(b) Discontinued Operations

     In accordance with the provisions of SFAS No. 144, the results of operations of the disposed assets for the year ended December 31, 2004 have been reported as discontinued operations for all periods presented

SUN HEALTHCARE GROUP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

DECEMBER 31, 2004

in the accompanying consolidated statements of operations for the Reorganized Company.  As of September 30, 2005, we divested one skilled nursing facility and reclassified our mobile radiology operations to assets held for sale.  We have updated the results of operations for discontinued operations to include these operations for all periods presented.

     Inpatient Services: During the year ended December 31, 2004, we divested six skilled nursing facilities in accordance with our restructuring plan.

     Laboratory and Radiology Services: On November 1, 2004, BioPath Clinical Laboratories, Inc., a subsidiary of Sun, sold its clinical laboratory and radiology operations located in California for $0.5 million in cash and a $2.8 million promissory note, which was fully reserved as of December 31, 2004.

      Pharmaceutical Services: In July 2003, we sold the assets of our pharmaceutical services operations, including the assets of SunScript Pharmacy Corporation, to Omnicare, Inc.  We received cash proceeds of $75.0 million and the right to receive up to $15.0 million in additional purchase price holdback, which is to be paid to us on or before July 15, 2005, subject to fulfillment of certain conditions.

     Other Operations: On December 31, 2004 we closed our comprehensive outpatient rehabilitation facilities ("CORF") in Colorado. On November 7, 2003, Shared Healthcare Systems, Inc. ("SHS"), a majority owned subsidiary, sold substantially all of its software development assets to Accu-Med Services of Washington LLC, a wholly owned subsidiary of Omnicare, Inc., for approximately $5.0 million in proceeds at closing and $0.5 million in cash received in December 2004.  In addition, we sold the Washington and Oregon mobile radiology operations for $0.2 million in October 2003.

     A summary of the discontinued operations for the periods presented is as follows (in thousands):

For the Year
Ended
December 31, 2004
	Inpatient Services	Pharmaceutical Services	BioPath	SHS	Mobile Radiology	CORFs	Total

Net operating revenues	$ 14,685	$ -	$ 13,105	$ -	$ 3,311	$ 1,904	$ 33,005
	========	========	========	========	========	=======	========

Pretax (loss) income	$ (10,264)	$ 696	$ (12,095)	$ (3)	$ (1,087)	$ (461)	$ (23,214)

Gain (loss) on disposal of discontinued operations	4,967	(5,008)	(5,550)	523	-	(253)	(5,321)

(Loss) income on discontinued operations	$ (5,297)	$ (4,312)	$ (17,645)	$ 520	$ (1,087)	$ (714)	$ (28,535)
	========	========	========	========	========	=======	========

SUN HEALTHCARE GROUP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

DECEMBER 31, 2004

For the Year
Ended
December 31, 2003
	Inpatient Services	Pharmaceutical Services	BioPath	SHS	Mobile Radiology	CORFs	Total

Net operating revenues	$ 465,277	$ 116,542	$ 23,632	$ 856	$ 3,863	$ 2,344	$ 612,514
	=========	=========	=========	=========	=========	=======	=========

Pretax (loss) income (1)	$ (28,117)	$ 5,595	$ (962)	$ (1,216)	$ (305)	$ (144)	$ (25,149)

Gain (loss) on disposal of discontinued operations (2)	6,210	43,937	-	5,391	111	-	55,649

(Loss) income on discontinued operations	$ (21,907)	$ 49,532	$ (962)	$ 4,175	$ (194)	$ (144)	$ 30,500
	=========	=========	=========	========	=========	========	========

For the Ten Months
Ended
December 31, 2002
	Inpatient Services	Pharmaceutical Services	BioPath	SHS	Mobile Radiology	CORFs	Total

Net operating revenues	$ 773,392	$ 167,503	$ 15,777	$ 991	$ 2,665	$ 1,805	$ 962,133
	======	======	======	======	======	=====	======

Pretax (loss) income (3)	$ (63,219)	$ (63,319)	$ (1,432)	$ (13,217)	$ 478	$ 133	$ (140,576)

Gain (loss) on disposal of discontinued operations	-	-	-	-	-	-	-

(Loss) income on discontinued operations	$ (63,219)	$ (63,319)	$ (1,432)	$ (13,217)	$ 478	$ 133	$ (140,576)
	======	======	======	======	======	=====	======

(1)	Net of restructuring costs of $405
(2)	Net of related tax expense of $650
(3)	Net of related tax expense of $417 and loss on impairment of $132,373

(c) Assets Held for Sale

     As of December 31, 2004, assets held for sale consisted of three undeveloped parcels of land and a vacant office building valued at $4.0 million and artwork valued at $0.7 million, within our consolidated financial statements in our Corporate segment, which we expect to sell during 2005.

(10)  Variable Interest Entities

     In December 2003, the FASB issued a revision to Interpretation No. 46, "Consolidation of Variable Interest Entities" ("FIN No. 46R"), which was originally issued in January 2003.  FIN No. 46R provides guidance on the consolidation of certain entities when control exists through means other than ownership of voting (or similar) interests and was effective for public entities that have interests in variable interest entities commonly referred to as special purpose entities for the first reporting period that ends after March 15, 2004.  FIN No. 46R requires consolidation by the majority holder of expected residual gains

SUN HEALTHCARE GROUP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

DECEMBER 31, 2004

and losses of the activities of a variable interest entity ("VIE").

     We currently own a five percent interest in each of eight limited liability companies and partnerships, each of which own one facility that we operate in New Hampshire.  In April 2004, we entered into an agreement with the owners of the remaining interests in those eight entities and with the sole proprietorship owner of a ninth entity which also owns a facility in New Hampshire that we operate (collectively known as "Clipper").  That agreement granted us options, exercisable sequentially over a period of seven years, pursuant to which we can acquire up to 100 percent of the ownership of those nine entities for an aggregate amount of up to approximately $10.3 million.  The original value of the option recorded in third quarter of 2004 was $10.7 million, reduced by $0.4 million in fourth quarter of 2004 upon the refinancing of two of the mortgages.  The reduction was recorded as a one-time adjustment to the fair value allocation. The agreement also provides the owners the right to require us to purchase those ownership interests at the above described option prices.  These put rights can be exercised for any options that have come due but which were not exercised up to that point in time, but no later than December 31, 2010.  We have recognized $10.2 million of the option value in other long-term liabilities in our consolidated balance sheet.  The remaining $0.1 million is recorded as current in other accrued liabilities in our consolidated balance sheet since we have exercised our 2004 option to acquire an additional 2.5% ownership, increasing our total ownership to 7.5%, with the closing of the purchase to occur on March 31, 2005.  We have not recorded any minority interest associated with the 95% interest in which we do not own since the partnerships' net equity was a deficit and as the primary beneficiary, we would be responsible for all of their losses.

     We have concluded that Clipper, as identified above, meets the definition of a VIE because we have agreements with the majority owners granting us the option to acquire, and the right of the owners to put to us 100% ownership of Clipper.  Clipper's objective is to achieve rental income from the leasing of skilled nursing and assisted living facilities owned by Clipper. The debt of Clipper is collateralized by the fixed assets of the respective partnerships, limited liability companies and sole proprietorship.  None of our assets serve as collateral on the Clipper debt and creditors do not have any general recourse against us.

     As the primary beneficiary of the VIE, we consolidated Clipper beginning in the third quarter of 2004.  This change had no affect on previously reported net earnings.  We applied Statement of Financial Accounting Standards No. 141, Business Combinations ("SFAS No. 141") to consolidate Clipper. The following table summarizes the estimated fair values of the assets and liabilities assumed at the date of consolidation (in thousands.)

Current assets	$ 3,397

Current liabilities (includes $0.9 million of current debt)	2,702
Long-term debt	50,949
Other long-term liabilities (option value)	10,658
Total liabilities assumed	64,309

Net assets	$ 60,912
=========

SUN HEALTHCARE GROUP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

DECEMBER 31, 2004

     Upon consolidation in third quarter of 2004, a $12.5 million unfavorable lease intangible related to the nine entities and recorded on our books prior to consolidation, was allocated against the $60.9 million basis of property, plant and equipment, and provided a consolidation value of $48.4 million. During the fourth quarter of 2004, we refined the allocation of the fair value and recorded a $2.8 million adjustment to property, plant and equipment due to the refinancing of two mortgages and the $3.5 million write off of a note payable no longer due, leaving a remaining consolidation value of $45.6 million.

     Our consolidated assets and liabilities increased approximately $41.7 million and $44.1 million, respectively, based upon the fair value of the assets and liabilities of Clipper.  Upon consolidation, we eliminated our investment in Clipper. The following provides a summary of the balance sheet impact of Clipper upon consolidation as of December 31, 2004 (in thousands):

Current assets:
Cash and cash equivalents	$ 718
Other receivables	289
Restricted cash - short term	1,461
Prepaids and other assets	176
Total current assets	2,644

Property and equipment, net:
Land	6,171
Buildings	37,173
Building improvements	2,143
Equipment	138
Total property and equipment, net	45,625
Other assets, net	(6,526)

Total assets	$ 41,743
===========
Current liabilities:
Mortgages, short-term	1,113
Other accrued liabilities	223
Total current liabilities	1,336

Mortgages, long-term	49,903
Unfavorable lease intangibles	(11,979)
Other long-term liabilities	10,151
Intercompany	(5,358)
Total long-term liabilities	42,717

Total liabilities	44,053

Accumulated deficit	(2,310)

Total liabilities and stockholders' deficit	$ 41,743
===========

SUN HEALTHCARE GROUP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

DECEMBER 31, 2004

     For the year ended December 31, 2004, the consolidation of Clipper included a net loss of $1.5 million comprised of a $2.2 million charge to interest expense, a $0.6 million charge to depreciation expense, a $0.4 million loss on extinguishment of debt and $0.3 million in administrative and tax expenses, partially offset by a $2.0 million credit to rent expense.

(11)  Commitments and Contingencies

(a)  Lease Commitments

     We lease real estate and equipment under cancelable and noncancelable agreements. Most of our operating leases have original terms from seven to twelve years and contain at least one renewal option, (which could extend the terms of the leases by five to ten years), purchase options, escalation clauses and provisions for payments by us of real estate taxes, insurance and maintenance costs.  Future minimum lease payments under real estate leases and equipment leases, are as follows (in thousands):

Operating Leases

2005	$ 47,915
2006	44,235
2007	41,814
2008	41,318
2009	40,490
Thereafter	143,761
Total minimum lease payments	$ 359,533
============

     Facility rent expense under operating leases, excluding expense related to discontinued operations, totaled approximately $39.1 million, $38.8 million and $35.0 million for the year ended December 31, 2004, the year ended December 31, 2003 and the ten month period ended December 31, 2002, respectively.  The operating lease expense for continuing operations was included in facility rent expense in the accompanying consolidated statements of operations. The operating lease expense for discontinued operations for the year ended December 31, 2004, the year ended December 31, 2003 and the ten month period ended December 31, 2002 was $1.0 million, $40.3 million and $81.7 million, respectively, and was recorded in loss from discontinued operations in the accompanying consolidated statements of operations.  As of September 30, 2005, we have identified one of our skilled nursing facilities for divestiture, which is under an operating lease.

(b) Purchase Commitments

     Our purchase obligations have been estimated assuming that we continue to operate the same number of facilities in future periods.  The prices that we pay under our purchase commitments are subject to market risk.

     We have an agreement establishing Medline Industries, Inc. ("Medline") as the primary medical supply vendor through January 31, 2009 for all of the long-term care facilities that we operate.  The

SUN HEALTHCARE GROUP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

DECEMBER 31, 2004

agreement provides that the long-term care division shall purchase at least 90% of its medical supply products from Medline.  Additionally, if we choose to terminate the agreement without cause or if Medline chooses to terminate the agreement with cause, we may be required to pay Medline liquidated damages of $2.0 million if the agreement is terminated prior to January 11, 2006.

     We have an agreement establishing SYSCO Corporation ("SYSCO") as our primary foodservice supply vendor through July 31, 2007 for all of our long-term care facilities.  The agreement provides that the long-term care division shall purchase at least 80% of its foodservice supply products from SYSCO.

     We have an agreement establishing Omnicare Pharmacy Services ("Omnicare") as the primary pharmacy services vendor through December 31, 2008 for all of the long-term care facilities that we operated as of July 15, 2003.

(c)  Employment and Severance Agreements

      We have entered into employment agreements with Mr. Matros, Mr. Mathies and Mr. Roseman, providing for annual base salaries of $650,000, $400,000, $275,000 and $225,000, respectively. The agreement with Mr. Matros terminates on November 6, 2006; provided, however, that the agreement will automatically be extended for an additional year on November 6, 2005, and on each anniversary thereafter, unless either party provides notices of non-extension of the term at least 90 days prior to such renewal date. The agreements with Mr. Mathies and Mr. Roseman do not have specified terms.  In addition to the base salary, Mr. Matros, Mr. Mathies and Mr. Roseman are entitled to annual bonuses for each fiscal year in which we achieve or exceed the following financial performance targets: (i) if 100% to 119% of target earnings before interest, taxes, depreciation and amortization, then 50% of base salary; (ii) 120% to 139% of target earnings before interest, taxes, depreciation and amortization, then 75% of base salary; and (iii) if greater than 140% of target earnings before interest, taxes, depreciation and amortization, then 100% of base salary. Target earnings are set annually by the Board of Directors.

     The employment agreement with Mr. Matros generally provides that in the event of termination of employment without Good Cause or by the employee for Good Reason (each as defined in the employment agreement), then he would be entitled to a lump sum severance amount equal to the greater of (i) the base salary owing for the remaining term of the agreement or (ii) two years of base salary, unless the event occurred within two years of a change of control, in which case he would each be entitled to three years of base salary. The employment agreements with Mr. Mathies and Mr. Roseman generally provide that in the event of termination of employment without Good Cause or by the employee for Good Reason, then the employee would be entitled to a lump sum severance payment in an amount between one and three years base salary, depending upon the terms of the respective agreement and whether the event occurred within two years of a change of control.  Additionally, each employee would be entitled to any earned but unpaid bonus and the amount of the annual bonus which would have been earned in the year of termination.

     We entered into an employment agreement with Mr. Shaul as of February 14, 2005 that provides for an annual base salary of $400,000 and an annual bonus that is calculated using the same formula set forth above for Mr. Matros, Mr. Mathies and Mr. Roseman. Mr. Shaul's employment agreement does not have specified term.  The employment agreement generally provides that in the event of termination of employment without Good Cause or by the employee for Good Reason (each as defined in the

SUN HEALTHCARE GROUP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

DECEMBER 31, 2004

employment agreement), then he would be entitled to a lump sum severance payment equal to two years base salary and an amount equal to the annual bonus compensation that he would have earned in the year of his termination.  Additionally, he would be entitled to any earned but unpaid bonus as of the date of termination.

     We have entered into agreements with seven of our other executive officers, including Ms. Gregg, pursuant to which they would receive severance payments in the event of their Involuntary Termination of employment (as defined in the agreements).  The severance payments would be equal to 12 months of their then-current salaries, or an aggregate of approximately $1.6 million for all seven employees.  In addition to the severance payments, they would have the right to participate for a defined period of time in the medical, dental, health, life and other fringe benefit plans and arrangements applicable to them immediately prior to termination.

(d)  Insurance

     We self-insure for certain insurable risks, including general and professional liability, workers' compensation liability and employee health insurance liability, through the use of self-insurance or retrospective and self-funded insurance policies and other hybrid policies, which vary by the states in which we operate. There is a risk that amounts funded to our self-insurance programs may not be sufficient to respond to all claims asserted under those programs. Provisions for estimated reserves, including incurred but not reported losses, are provided in the period of the related coverage. These provisions are based on actuarial analyses, internal evaluations of the merits of individual claims, and industry loss development factors or lag analyses. The methods of making such estimates and establishing the resulting reserves are reviewed periodically and are based on historical paid claims information and nationwide nursing home trends. Any resulting adjustments are reflected in current earnings. Claims are paid over varying periods, and future payments may be different than the estimated reserves.

     Prior to January 1, 2000, the maximum loss exposure with respect to the third-party insurance policies was $100,000 per claim for general and professional liability.  Since January 2000, we have relied upon self-funded insurance programs for general and professional liability claims up to a base amount per claim and an aggregate per location, and have obtained excess insurance policies for claims above those amounts.  The programs had the following self-insured retentions:  (i) for events occurring from January 1, 2000 to December 31, 2002, $1.0 million per claim, and $3.0 million aggregate per location, (ii) for claims made in 2003, $10.0 million per claim with excess coverage above this level, and (iii) for claims made in 2004 and 2005, $10.0 million per claim with a single $5.0 million excess layer, that attaches at $5.0 million of liability, available for claims made in 2004, 2005 and 2006.  An independent actuarial analysis is prepared twice a year to determine the expected losses and reserves for estimated settlements for general and professional liability under the per claim retention level, including incurred but not reported losses.

     The most recent actuarial analysis completed in October 2004 by our independent actuaries reflected an improvement in patient care liability cost trends for the 2002 and 2003 policy years. Based on those results, we reduced our reserves by $17.9 million. We have recorded reserves of $104.7 million and $121.7 million, as of December 31, 2004 and 2003, respectively. We estimated our range of exposure at December 31, 2004 was approximately $94.2 million to $115.2 million.  We anticipate that the range will

SUN HEALTHCARE GROUP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

DECEMBER 31, 2004

decline over time as risks associated with facilities we no longer operate age past the applicable statute of limitations. Provisions for such risks were approximately $9.4 million, $31.5 million, and $44.0 million for the year ended December 31, 2004, the year ended December 31, 2003 and the ten months ended December 31, 2002, respectively, of which $0.9 million, $20.0 million and $32.2 million for the year ended December 31, 2004, the year ended December 31, 2003, and the ten months ended December 31, 2002, respectively, were related to divested skilled nursing facilities and were included in net income from discontinued operations.  At December 31, 2003, we had $5.0 million in pre-funded amounts restricted for payment of general and professional liability claims in a revocable trust account. At December 31, 2004, we had $3.1 million in pre-funded amounts, classified in current assets, restricted for payment of general and professional liability claims in a revocable trust account. The paid claims for the year ended December 31, 2004 and 2003 were $22.2 million and $16.7 million, respectively.

     The majority of our workers' compensation risks are insured through insurance policies with third parties.  Our reserves are estimated by independent actuaries beginning with the 2000 policy year and by company analysis using industry development factors for prior years.  Effective with the policy period beginning January 1, 2002, we discount our workers' compensation reserves based on a 4% discount rate. At December 31, 2004, the discounting of these policy periods resulted in a reduction to our reserves of approximately $7.5 million. The provision for such risks, which includes accruals for insurance premiums and claims costs, for the year ended December 31, 2004, the year ended December 31, 2003, and the ten months ended December 31, 2002 was $22.3 million, $36.0 million and $26.5 million, respectively, of which $5.0 million, $15.0 million and $14.0 million, for the year ended December 31, 2004, December 31, 2003 and the ten months ended December 31, 2002, respectively, were related to divested skilled nursing facilities and included in net income from discontinued operations.

     Based on the results of the actuarial analysis prepared as of October 2004, we recorded a pre-tax charge of $0.2 million related to an increase in claims trends for primarily the 2002 and 2003 policy years. We have recorded reserves of $62.8 million and $69.6 million, as of December 31, 2004 and 2003, respectively. We estimated our range of exposure at December 31, 2004 was approximately $55.6 million to $68.0 million. At December 31, 2003, we had $53.4 million in pre-funded amounts in a revocable trust account restricted for payment of workers' compensation claims, of which $22.4 million was classified in current assets and $31.0 million was held in non-current assets. At December 31, 2004, we had $48.4 million in pre-funded amounts in a revocable trust account restricted for payment of workers' compensation claims, of which $17.3 million was classified in current assets and $31.0 million was held in non-current assets. The paid claims for the year ended December 31, 2004 and 2003 were $19.7 million and $26.3 million, respectively.

     The provision for loss for insurance risks was as indicated (in thousands):

SUN HEALTHCARE GROUP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

DECEMBER 31, 2004

	For the Year Ended		For the Ten Months Ended
	December 31, 2004	December 31, 2003	December 31, 2002

Professional Liability:
Continuing operations	$ 8,187	$ 11,201	$ 11,599
Discontinued operations	1,190	20,282	32,392
	$ 9,377	$ 31,483	$ 43,991
	===========	============	============
Workers' Compensation:
Continuing operations	$ 17,173	$ 20,957	$ 12,441
Discontinued operations	5,083	14,988	13,993
	$ 22,256	$ 35,945	$ 26,434
	===========	============	============

     A summary of the assets and liabilities related to insurance risks at December 31, 2004 and December 31, 2003 were as indicated (in thousands):

	December 31, 2004			|	December 31, 2003
	Professional Liability	Workers' Compensation	Total	| |	Professional Liability	Workers' Compensation	Total
Assets (1):				|
Restricted cash				|
Current	$ 3,103	$ 17,348	$ 20,451	|	$ 5,025	$ 22,407	$ 27,432
Non-current	-	31,003	31,003	|	-	31,002	31,002
	$ 3,103	$ 48,351	$ 51,454	|	$ 5,025	$ 53,409	$ 58,434
	==========	==========	==========	|	==========	==========	==========
Liabilities (2):				|
Self-insurance liabilities				| |
Current	$ 17,967	$ 18,849	$ 36,816	|	$ 30,740	$ 22,407	$ 53,147
Non-current	86,736	43,950	130,686	|	90,960	47,112	138,072
	$ 104,703	$ 62,799	$ 167,502	|	$ 121,700	$ 69,519	$ 191,219
	==========	==========	==========	|	==========	==========	==========

(1)

Total restricted cash excluded $9,306 and $9,185 at December 31, 2004 and December 31, 2003, respectively, held for bank collateral, various mortgages, bond payments and a $1,224 reserve for capital expenditures on HUD buildings.

(2)	Total self-insurance liabilities excluded $3,420 and $5,882 at December 31, 2004 and December 31, 2003, respectively, related to our health insurance liabilities.

(e)  Restricted Cash

      Restricted cash, included in current assets, as of December 31, 2004 and December 31, 2003, was $26.6 and $33.7 million, respectively, related to our funding of self insurance obligations and various escrow and bond commitments. Of the $26.6 million restricted as of December 31, 2004, $17.3 million was held for workers' compensation claim payments, $3.1 million was held for payment of patient care liability claims and settlements, $4.3 million was held for U.S. Trustee fees related to our 2002

SUN HEALTHCARE GROUP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

DECEMBER 31, 2004

bankruptcy, $1.2 million was for capital expenditures on HUD buildings and $0.7 million was held for various bonds. Of the $33.7 million restricted as of December 31, 2003, $22.4 million was held for workers' compensation claim payments, $5.0 million was held for the payment of patient care liability claims and settlements and $6.3 million was held for bank collateral, various mortgages and bond payments.

     Non-current restricted cash as of December 31, 2004 and December 31, 2003, included $34.1 million and $33.9 million, respectively. Of the $34.1 million restricted as of December 31, 2004, $31.0 million was related to our funding of future workers' compensation self-insurance obligations and $3.1 million maintained to repay a mortgage. Of the $33.9 million restricted as of December 31, 2003, $31.0 million was related to our funding of future workers' compensation self-insurance obligations and $2.9 million maintained to repay a mortgage.

(f)  Construction Commitments

     As of December 31, 2004, we had construction commitments under various contracts of approximately $2.8 million. These items consisted primarily of contractual commitments to improve existing facilities.

(12)  Income Taxes

      The provision for income taxes was based upon management's estimate of taxable income or loss for each respective accounting period.  We recognized an asset or liability for the deferred tax consequences of temporary differences between the tax bases of assets and liabilities and their reported amounts in the financial statements.  These temporary differences would result in taxable or deductible amounts in future years when the reported amounts of the assets are recovered or liabilities are settled.  We also recognized as deferred tax assets the future tax benefits from net operating loss, capital loss, and tax credit carryforwards.  A valuation allowance was provided for deferred tax assets as it is more likely than not that some portion or all of the net deferred tax assets will not be realized.

      Income tax expense (benefit) on income (losses) before discontinued operations consisted of the following (in thousands):

SUN HEALTHCARE GROUP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

DECEMBER 31, 2004

	Reorganized Company				Predecessor Company
	For The Year Ended December 31, 2004	For The Year Ended December 31, 2003	For The Ten Months Ended December 31, 2002		For The Two Months Ended February 28, 2002
Current:
Federal	$ (1,585)	$ -	$ -	|	$ -
State	427	665	(7)	|	147
	(1,158)	665	(7)	|	147
Deferred:				|
Federal		-	-	|	-
State		-	-	|	-
		-	-	|	-
Total	$ (1,158)	$ 665	$ (7)	|	$ 147
	=============	=============	=============	|	=============

     Actual tax expense (benefit) differed from the expected tax expense (benefit) on income (losses) before discontinued operations which was computed by applying the U.S. Federal corporate income tax rate of 35% to our profit or loss before income taxes as follows (in thousands):

	For The Year Ended December 31, 2004	For The Year Ended December 31, 2003	For The Ten Months Ended December 31, 2002		For The Two Months Ended February 28, 2002

Computed expected tax expense (benefit)	$ 2,677	$ (10,271)	$ (103,956)	| |	$ 522,605
Adjustments in income taxes resulting from:				| |
Cancellation of indebtedness income				| |	(451,026)
Impairment loss			16,473	|
Change in valuation allowance	(5,502)	12,333	96,673	|	(82,920)
Legal and regulatory matters				|	2,860
State income tax expense (benefit), net of Federal income tax effect	481	(1,169)	(9,693)	| | |	8,328
Other	1,186	(228)	496	|	300
	$ (1,158)	$ 665	$ (7)	|	$ 147
	=============	=============	===========	|	===========

Deferred tax assets (liabilities) at December 31 consisted of the following (in thousands):

SUN HEALTHCARE GROUP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

DECEMBER 31, 2004

	2004	2003

Deferred tax assets:
Accounts and notes receivable	$ 16,496	$ 28,713
Accrued liabilities	81,380	90,463
Property and equipment	28,634	32,718
Intangible assets	31,504	34,267
Write-down of assets held for sale	13,029	9,804
Partnership investments	433	6,613
Alternative minimum tax credit	3,568	4,347
Jobs and other credit carryforwards	7,201	7,201
Capital loss carryforwards	92,026	95,418
State net operating loss carryforwards	39,625	42,169
Federal net operating loss carryforwards	385,703	357,101
Other	344	-
	699,943	708,814
Less valuation allowance:
Federal	(581,693)	(589,052)
State	(118,250)	(119,762)
	(699,943)	(708,814)
Total deferred tax assets	-	-

Total deferred tax liabilities	-	-
Deferred taxes, net	$ -	$ -
	=========	=========

     In connection with the fresh-start accounting adopted in 2002, our assets and liabilities were recorded at their respective fair values.  Deferred tax assets and liabilities were then recognized for the tax effects of the differences between fair values and tax bases.  In addition, deferred tax assets were recognized for future tax benefits of net operating loss ("NOL"), capital loss and tax credit carryforwards, and a valuation allowance was recorded for the overall net increase in deferred tax assets recognized in connection with fresh-start accounting.

     To the extent management believes the pre-emergence net deferred tax assets will more likely than not be realized, a reduction in the valuation allowance established in fresh-start accounting will be recorded.  The reduction in this valuation allowance will first reduce any remaining intangible assets recorded in fresh-start accounting, with any excess being treated as an increase to capital in excess of par value.

     During 2004, we determined that a portion of the income tax payable balance established in fresh-start could be offset by NOL carrybacks.  The payable was reduced by an amount equal to the $3.8 million of goodwill remaining from fresh-start accounting.

     During the year ended December 31, 2004, our net deferred tax assets decreased by approximately $8.9 million.  This decrease primarily related to the expiration of some of our capital loss and state NOL carryforwards.  We also decreased our valuation allowance by approximately $8.9 million to match the reduction in our net deferred tax assets.  Our valuation allowance fully offsets our net deferred tax assets

SUN HEALTHCARE GROUP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

DECEMBER 31, 2004

because we have no net operating loss carryback potential, and there is insufficient evidence regarding the generation of future taxable income to allow for the recognition of deferred tax assets under FAS 109.

     In connection with our emergence from bankruptcy on February 28, 2002, we realized a gain on the extinguishment of debt of approximately $1.5 billion.  This gain was not taxable since the gain resulted from our reorganization under the Bankruptcy Code.  However, pursuant to Section 108 of the Internal Revenue Code, we were required as of the beginning of our 2003 taxable year to reduce certain tax attributes, including (a) NOL and capital loss carryforwards, (b) certain tax credits, and (c) tax bases in assets, in an amount equal to such gain on extinguishment.

     After considering the reduction in tax attributes discussed above, we have Federal NOL carryforwards of $1.1 billion with expiration dates from 2005 through 2024.  Various subsidiaries have state NOL carryforwards totaling $842.9 million with expiration dates through the year 2024.  In addition, we have capital loss carryforwards of $262.9 million, of which $260.4 million, $2.1 million and $0.4 million will expire in 2006, 2007, and 2008, respectively.  Our alternative minimum tax credit carryforward of $3.6 million has no expiration date.  Our $7.2 million of other tax credit carryforwards will expire in years 2005 through 2022.

     Internal Revenue Code Section 382 imposes a limitation on the use of a company's NOL carryforwards and other losses when the company has an ownership change.  In general, an ownership change occurs when shareholders owning 5% or more of a "loss corporation" (a corporation entitled to use NOL or other loss carryovers) have increased their ownership of stock in such corporation by more than 50 percentage points during any 3-year testing period beginning on the first day following the change date for an earlier ownership change.  The annual base Section 382 limitation is calculated by multiplying the loss corporation's value at the time of the ownership change times the greater of the long-term tax-exempt rate determined by the IRS in the month of the ownership change or the two preceding months.

     Our reorganization under the Bankruptcy Code effective February 28, 2002 constituted an ownership change under Section 382 of the Internal Revenue Code.  Therefore, the use of any of our losses and tax credits generated prior to that date which remain after attribute reduction are subject to the limitations described in Section 382.  Our application of the rules under Section 382 and Section 108 is subject to challenge upon IRS review.  A successful challenge could significantly impact our ability to utilize deductions, losses and tax credits generated prior to 2003.

     We have had significant changes in the ownership of our stock since our emergence from bankruptcy as a result of our private placement of common stock and accompanying warrants, and changes in the holding of our 5% or more shareholders.  A second ownership change has not yet occurred.  However, future acquisitions and/or capital needs may necessitate the issuance of additional shares which could trigger such a change.  In addition, subsequent changes in the holdings of current or future 5% or more shareholders could result in a second ownership change.  The resulting base Section 382 limitation that would be imposed on us upon a second ownership change to limit the use of our tax attributes for federal income tax purposes would depend on our value at the time as calculated under the applicable Treasury Regulations.

SUN HEALTHCARE GROUP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

DECEMBER 31, 2004

(13)  Supplementary Information Relating to Statements of Cash Flows

      Supplementary information for the consolidated statements of cash flows is set forth below (in thousands):

	Reorganized Company				Predecessor Company
	For The Year Ended December 31, 2004	For The Year Ended December 31, 2003	For The Ten Months Ended December 31, 2002		For The Two Months Ended February 28, 2002
|
Cash paid during the period for:				|
|

Interest, net of $76, $77, $68 and $14 capitalized
   for the year ended December 31, 2004, the
   year ended December 31, 2003, the ten
   months ended December 31, 2002 and
   two months ended February 28, 2002,
   respectively

	$ 9,420	$ 21,457	$ 16,232	| | | | | |	$ 2,683
|
Income taxes (refunded) paid	(2,595)	(455)	910	|	(548)

(14)  Fair Value of Financial Instruments

      The estimated fair values of our financial instruments as of December 31 were as follows (in thousands):

	2004		2003
	Carrying Amount	Fair Value	Carrying Amount	Fair Value

Cash and cash equivalents	$ 22,596	$ 22,596	$ 25,574	$ 25,574
Long-term debt including current portion	107,182	67,487	78,878	61,098

     The cash and cash equivalents carrying amount approximates fair value because of the short maturity of these instruments.  At December 31, 2004 and December 31, 2003, the fair value of our long-term debt, including current maturities, was based on estimates using present value techniques that are significantly affected by the assumptions used concerning the amount and timing of estimated future cash flows and discount rates that reflect varying degrees of risk.

(15)  Capital Stock

(a) Common Stock

     As of December 31, 2004, the Reorganized Company had issued approximately 9,904,336 shares of its common stock in connection with the extinguishment of the Predecessor Company's liabilities subject to compromise. As of December 31, 2004, we expected to issue up to an additional 95,664 shares of our common stock to general unsecured creditors with claims of more than $50,000 in accordance with the provisions of the Plan of Reorganization. The fair value of the additional common stock expected to be issued is approximately $2.6 million valued at $27.00 per share by our reorganization plan and was

SUN HEALTHCARE GROUP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

DECEMBER 31, 2004

recorded in other long-term liabilities in the December 31, 2004 consolidated balance sheet.  Between January 1, 2005 and March 1, 2005, we issued an additional 699 shares of common stock pursuant to the Plan of Reorganization.

     As of December 31, 2004, the Reorganized Company had issued 150,000 shares of restricted common stock valued at $27.00 per share and 85,909 shares of restricted common stock valued at $11.25 per share to its executive officers and key employees on the date of grant. The restricted common stock vests over a four-year period.  Restricted stock awards are outright stock grants.  The issuance of restricted stock and other stock awards requires the recognition of compensation expense measured by the fair value of the stock on the date of grant.  For the years ended December 31, 2004 and 2003 and the ten months ended 2002, we recognized $1.3 million, $1.1 million and $1.1 million, respectively, in expense related to the issuance of these stock awards.

(b) Warrants

      In April 2002, the Reorganized Company issued warrants to purchase approximately 500,000 shares of its common stock to the holders of the Predecessor Company's senior subordinated notes. The warrants had a strike price of $76.00 per share and were exercisable over a three-year period. The warrants expired on February 28, 2005. In February 2004, in conjunction with our private equity offering, we issued warrants to purchase 2,017,897 shares of our common stock, of which 1,707,924 shares have a strike price of $12.65, 62,160 shares have a strike price of $12.82, and 247,813 shares have a strike price of $15.87.  The warrants have an exercise period of five years.

(c) Stock Option Plan

     In February 2002, we adopted the 2002 Management Equity Incentive Plan (the "2002 Plan"), which allowed for the issuance of up to 900,000 shares of our common stock. In March and May 2004, our Board of Directors and stockholders, respectively, amended and restated the 2002 Plan and renamed it as the 2004 Equity Incentive Plan (the "2004 Plan"). Under the 2004 Plan, an additional 1.2 million shares are authorized for issuance as awards. As of December 31, 2004, our employees and directors held options to purchase 855,190 shares under this plan and we had issued 235,909 shares of restricted common stock and awarded 120,600 shares of restricted stock units.

     In March 2002, we adopted the 2002 Non-employee Director Equity Incentive Plan (the "Director Plan"), which, as amended in August 2002, allowed for the issuance of up to 160,000 options to purchase shares of our common stock. Upon the adoption of the 2004 Plan, the grant of further awards under the Director Plan was suspended so that no additional awards could be made under the Director Plan. As of December 31, 2004, our directors held options to purchase 50,000 shares under the Director Plan.

     As of December 31, 2004, we had outstanding options covering an aggregate of 905,190 shares of our common stock to our employees and directors, of which 30,000 options were granted with a strike price of $27.00 per share and expire in 2009, 430,000 options were granted with a strike price of $7.71 per share and expire in 2009, 9,910 options were granted with a strike price of $7.85 per share and expire in 2011, 415,280 options were granted with a strike price of $6.85 per share and expire in 2011, and 20,000 options were granted with a strike price of $11.25 per share and expire in 2011. The strike prices were

SUN HEALTHCARE GROUP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

DECEMBER 31, 2004

equal to or greater than the estimated market value at date of issuance. The options vest over a four-year period.

     The following is a summary of the status of our Stock Option Plans and changes during the periods ended (shares in thousands):

	Reorganized Company							Predecessor Company
	For the Year Ended December 31, 2004		For the Year Ended December 31, 2003		For the Ten Months Ended December 21, 2002			For the Two Months Ended February 28, 2002
	Shares	Weighted Average Exercise Price	Shares	Weighted Average Exercise Price	Shares	Weighted Average Exercise Price		Shares	Weighted Average Exercise Price

Outstanding at beginning of period	720	$ 27.00	800	$ 27.00	-	$ -	|	451	$ 10.22
Granted:							|
Price equals fair value	922	7.45	-	-	845	27.00	|	-	-
Cancelled	(660)	27.00	-	-	-	-	|	(219)	10.22
Forfeited	(77)	15.83	(80)	27.00	(45)	27.00	|	(232)	10.22
Outstanding at period-end	905	8.03	720	27.00	800	27.00	|	-	-
	======		======		======		|	======
Options exercisable at period-end	278	8.66	248	27.00	90	27.00	|	-	-
	======		======		======		|	======
Options available for future grant	908		190		110		|	-
	======		======		======		|	======
Weighted average fair value of options granted during the period	$ 4.20		$ N/A		$ 3.00		| |	N/A
	======		======		======		|	======

     We account for stock-based compensation using the intrinsic value method prescribed in Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees ("APB No. 25"), and related interpretations. Accordingly, compensation cost for stock options is measured as the excess, if any, of the quoted market price of our stock at the date of grant over the amount an employee must pay to acquire the stock.  We currently do not recognize compensation expense for most of our stock option grants, which are issued at fair market value on the date of grant and accounted for under the intrinsic value method, prescribed in APB No. 25. However, in 2004, we cancelled options with an exercise price of $27.00 per share to eliminate significantly out-of-the money options for our employees. New options totaling 262,700 were granted within six months of this cancellation and triggered variable accounting treatment on the new options. For the year ended December 31, 2004, we recorded $0.2 million in compensation expense on these new options.

     Statement of Financial Accounting Standards No. 148, Accounting for Stock-Based Compensation - Transition and Disclosure ("SFAS No. 148"), issued on December 31, 2002, provides companies alternative methods to transitioning to Statement of Financial Accounting Standards No. 123, Stock-Based Compensation ("SFAS No. 123"), fair value method of accounting for stock-based employee compensation and amends certain disclosure requirements. SFAS No. 148 does not mandate fair value accounting for stock-based employee compensation but does require all companies to meet the disclosure provisions.

     For purposes of pro forma disclosures, the estimated fair market value of the stock options is amortized to expense over their respective vesting periods.  The fair market value has been estimated at

SUN HEALTHCARE GROUP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

DECEMBER 31, 2004

the date of grant using a Black-Scholes option pricing model.  The following table summarizes our pro forma net income and diluted net income per share assuming we accounted for our stock option grants in accordance with SFAS No. 123, for the periods indicated (in thousands, except per share amounts):

	Reorganized Company				Predecessor Company
	For The Year Ended December 31, 2004	For The Year Ended December 31, 2003	For The Ten Months Ended December 31, 2002		For The Two Months Ended February 28, 2002
|
Net income (loss) as reported(1)	$ (18,627)	$ 354	$ (437,986)	|	$ 1,485,371
Compensation expense	(1,568)	(511)	(415)	|	-
Net (loss) income (pro forma)	$ (20,195)	$ (157)	$ (438,401)	|	$ 1,485,371
	==============	=============	==============	|	=============
Net (loss) income per share:				|
Basic:				|
Net income (loss) as reported	$ (1.29)	$ 0.04	$ (43.80)	|	$ 24.32
Compensation expense	(0.11)	(0.05)	(0.04)	|	-
Net (loss) income pro forma	$ (1.40)	$ (0.01)	$ (43.84)	|	$ 24.32
	==============	==============	==============	|	=============
|
Diluted:				|
Net income (loss) as reported	$ (1.28)	$ 0.04	$ (43.80)	|	$ 24.32
Compensation expense	(0.11)	(0.05)	(0.04)	|	-
Net (loss) income pro forma	$ (1.39)	$ (0.01)	$ (43.84)	|	$ 24.32
	==============	==============	==============	|	=============

(1)

Includes total charges to our consolidated statements of income related to restricted stock grants of $1.6 million, $0.9 million, and $1.4 million for the year ended December 31, 2004, the year ended December 31, 2003, and for the ten months ended December 31, 2002, respectively.

     The Black-Scholes option valuation model was developed for use in estimating the fair value of traded options, which have no vesting restrictions and are fully transferable.  In addition, option valuation models require the input of highly subjective assumptions including the expected stock price volatility.  Since our stock options have characteristics significantly different from those of traded options, and changes in the subjective input assumptions can materially affect the fair value estimate, in our opinion, the existing models do not necessarily provide a reliable single measure of the fair value of its employee stock options.

     The effects of applying SFAS No. 123 in this pro forma disclosure are not indicative of future amounts. SFAS No. 123 does not apply to options granted prior to 1995, and additional option grants in future years are anticipated. The following table summarizes information about stock options outstanding as of December 31, 2004 (shares in thousands):

SUN HEALTHCARE GROUP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

DECEMBER 31, 2004

	Options outstanding			Options exercisable
Range of exercise prices	Number outstanding at December 31, 2004	Weighted average remaining contractual life	Weighted average price	Number exercisable at December 31, 2004	Weighted average exercise price
$ 6.85	415	7 years	$ 6.85	28	$ 6.85
$ 7.71	430	5 years	7.71	235	7.71
$ 7.85	10	7 years	7.85	-	-
$ 11.25	20	7 years	11.25	-	-
$ 27.00	30	5 years	27.00	15	27.00
	905	6 years	$ 8.03	278	$ 8.66
	===========	===========	==========	============	=========

     On December 16, 2004, the Financial Accounting Standards Board (FASB) issued FASB Statement No. 123 (revised 2004), Share-Based Payment, which is a revision of FASB Statement No. 123, Accounting for Stock-Based Compensation. Statement 123(R) supersedes APB Opinion No. 25, Accounting for Stock Issued to Employees, and amends FASB Statement No. 95, Statement of Cash Flows. Generally, the approach in Statement 123(R) is similar to the approach described in Statement 123. However, Statement 123(R) requires all share-based payments to employees, including grants of employee stock options, to be recognized in the income statement based on their fair values. Pro forma disclosure is no longer an alternative.

          Statement 123(R) must be adopted no later than July 1, 2005. Early adoption will be permitted in periods in which financial statements have not yet been issued. Statement 123(R) permits public companies to adopt its requirements using one of two methods:

1.

A "modified prospective" method in which compensation cost is recognized beginning with the effective date (a) based on the requirements of Statement 123(R) for all share-based payments granted after the effective date and (b) based on the requirements of Statement 123(R) for all awards granted to employees prior to the effective date of Statement 123(R) that remain unvested on the effective date.

2.

A "modified retrospective" method which includes the requirements of the modified prospective method described above, but also permits entities to restate based on the amounts previously recognized under Statement 123(R) for purposes of pro forma disclosures either (a) all prior periods presented or (b) prior interim periods of the year of adoption.

We plan to adopt Statement 123(R) using the modified-prospective method no later than July 1, 2005. Based on the estimated value of current unvested stock options, we expect wages and related expenses to increase $0.5 million for the year ended December 31, 2005, beginning July 1, 2005.

(16)  Earnings per Share

     Basic net (loss) income per share is based upon the weighted average number of common shares outstanding during the period.  The weighted average number of common shares in the year ended December 31, 2004 include the common shares issued in connection with the emergence of 9,904,336, the

SUN HEALTHCARE GROUP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

DECEMBER 31, 2004

common shares outstanding to be issued once the prepetition claims are finalized of 95,664, the vested restricted stock discussed in "Note 15 - Capital Stock," the 4,425,232 shares issued in a private placement in February 2004 and 760,000 shares issued to Omega Healthcare Investors, Inc. ("Omega") upon Omega's exercise of its right to convert approximately $7.8 million of deferred base rent into our common stock.

      Diluted net (loss) earnings per share is based upon the weighted average number of common shares outstanding during the period plus the number of incremental shares of common stock contingently issuable upon exercise of stock options, warrants, and if dilutive, include the assumption that our restricted common stock was vested as of the beginning of the period. Options to purchase approximately 50,000, 720,000 and 800,000 shares of common stock were outstanding for the year ended December 31, 2004, the year ended December 31, 2003 and the ten months ended December 31, 2002, respectively, and warrants to purchase approximately 2,017,897 shares of common stock were outstanding for the year ended December 31, 2004, but were not included in the computation of diluted earnings per share because the options' exercise price was greater than the average market price of the common stock and would have been antidilutive.  Options to purchase approximately 855,190 shares of common stock were outstanding for the year ended December 31, 2004 and included in the computation of diluted earnings per share. We had no dilutive instruments outstanding in the two month period ended February 28, 2002.

(17)  Other Events

(a)  Litigation

     In February 2003, the Bureau of Medi-Cal Fraud and Elder Abuse (the "BMFEA"), which is a division of the Office of the Attorney General of the State of California, alleged that we violated the terms of the Permanent Injunction and Final Judgment (the "PIFJ") entered in during October 2001.  Those allegations were reiterated in correspondence we received from the BMFEA in October 2004 and again in correspondence received in February 2005.  Pursuant to the PIFJ, we are enjoined from engaging in violations of federal or state statutes or regulations governing the operation of health care facilities in the State of California.  The BMFEA has continued to allege that our California facilities have had inadequate staffing, training and supervision. To remedy these alleged violations, the BMFEA requested that we pay their costs of the investigation and to audit our operations in California, and, initially, requested an unspecified cash penalty.  We believe that we are, in fact, currently in full compliance with the PIFJ; however, unless the matter is settled, it is likely that the BMFEA will initiate one or more legal proceedings against us to assert a violation.  We cannot predict the remedies that a court may ultimately award against us, or the cost to us resulting from an adverse outcome in this matter. We intend to defend this matter vigorously.

     In January 2004, 12 caregivers, now former employees of SunBridge Care and Rehab for Escondido-East, were arraigned on charges brought by the California Attorney General with respect to allegations that care given to an elderly woman resident was deficient. The court dismissed all charges against the twelve defendants in June 2004.  In September 2004, the California Attorney General refiled misdemeanor charges against the same defendants, certain of which charges were likewise dismissed in December 2004 but were once again refiled in December 2004.  SunBridge Care and Rehab for Escondido-East is a skilled nursing facility in Escondido, California that was formerly operated by Care Enterprises West, an indirect subsidiary of Sun Healthcare Group, Inc.  Care Enterprises West divested its interest in the operations of the facility to an unrelated third party at the end of October 2004.

SUN HEALTHCARE GROUP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

DECEMBER 31, 2004

Although Care Enterprises West has paid the costs for the defense of these individuals in this matter to date, neither Sun Healthcare Group, Inc. nor Care Enterprises West has been charged with any wrongdoing.

     On June 1, 2004, we commenced a declaratory relief action in the Orange County, California Superior Court in which Steadfast Insurance Company, American International Group ("AIG") and certain of AIG's subsidiaries are parties.  The action seeks, among other things, a judicial determination that the carrier providing coverage under our excess/umbrella insurance policy for the 2000 through 2002 policy years is obligated to provide first dollar insurance coverage for those three policy years pursuant to the terms of the excess/umbrella policy.  That policy provides that the excess/umbrella policy continues in force as underlying insurance upon exhaustion of the underlying primary insurance policy.  If we prevail in this action, such a judicial determination would eliminate a portion of our self-insured liabilities for general and professional liability claims.  We can give no assurances that we will in fact prevail and, accordingly, our financial statements reflect no positive adjustment for the drop down of the excess/umbrella coverage asserted in this litigation.

     We are a party to various other legal actions and administrative proceedings and are subject to various claims arising in the ordinary course of our business, including claims that our services have resulted in injury or death to the residents of our facilities, claims relating to employment and commercial matters. In certain states in which we have had significant operations, insurance coverage for the risk of punitive damages arising from general and professional liability litigation may not be available due to state law public policy prohibitions.  There can be no assurance that we will not be liable for punitive damages awarded in litigation arising in states for which punitive damage insurance coverage is not available.

     We operate in industries that are extensively regulated.  As such, in the ordinary course of business, we are continuously subject to state and federal regulatory scrutiny, supervision and control. Such regulatory scrutiny often includes inquiries, investigations, examinations, audits, site visits and surveys, some of which are non-routine.  In addition to being subject to direct regulatory oversight of state and federal regulatory agencies, these industries are frequently subject to the regulatory supervision of fiscal intermediaries.  If a provider is ever found by a court of competent jurisdiction to have engaged in improper practices, it could be subject to civil, administrative or criminal fines, penalties or restitutionary relief, and reimbursement authorities could also seek the suspension or exclusion of the provider or individual from participation in their program.  We believe that there has been, and will continue to be, an increase in governmental investigations of long-term care providers, particularly in the area of Medicare/Medicaid false claims, as well as an increase in enforcement actions resulting from these investigations. Adverse determinations in legal proceedings or governmental investigations, whether currently asserted or arising in the future, could have a material adverse effect of our financial position, results of operations and cash flows.

(b)  Other Inquiries

     From time to time, fiscal intermediaries and Medicaid agencies examine cost reports filed by predecessor operators of our skilled nursing facilities. If, as a result of any such examination, it is concluded that overpayments to a predecessor operator were made, we, as the current operator of such facilities, may be held financially responsible for such overpayments. At this time we are unable to predict the outcome of any existing or future examinations.

SUN HEALTHCARE GROUP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

DECEMBER 31, 2004

(c)  Legislation, Regulations and Market Conditions

     We are subject to extensive federal, state and local government regulation relating to licensure, conduct of operations, ownership of facilities, expansion of facilities and services and reimbursement for services. As such, in the ordinary course of business, our operations are continuously subject to state and federal regulatory scrutiny, supervision and control. Such regulatory scrutiny often includes inquiries, investigations, examinations, audits, site visits and surveys, some of which may be non-routine. We believe that we are in substantial compliance with the applicable laws and regulations. However, if we are ever found to have engaged in improper practices, we could be subjected to civil, administrative or criminal fines, penalties or restitutionary relief, which may have a material adverse impact on our financial position, results of operations and cash flows.

     We entered into a Corporate Integrity Agreement (the "CIA") with the HHS/OIG in July 2001 and it became effective on February 28, 2002.  We implemented further internal controls with respect to our quality of care standards and Medicare and Medicaid billing, reporting and claims submission processes and engaged an independent third party to act as quality monitor and Independent Review Organization under the CIA.   A breach of the CIA could subject us to substantial monetary penalties and exclusion from participation in Medicare and Medicaid programs.  We believe that we are in compliance with the terms and provisions of the CIA.  Any such sanctions could have a material adverse effect on our financial position, results of operations, and cash flows.

(18)  Segment Information

     We operate predominantly in the long-term care segment of the healthcare industry. We are a provider of long-term, sub-acute and related ancillary care services to nursing home patients. In addition to services provided in the United States, we previously provided services in the United Kingdom, Spain, Germany and Australia.

     The following summarizes the services provided by our reportable and other segments:

Inpatient Services:  This segment provides, among other services, inpatient skilled nursing and custodial services as well as rehabilitative, restorative and transitional medical services. We provide 24-hour nursing care in these facilities by registered nurses, licensed practical nurses and certified nursing aids.  At December 31, 2004, we operated 104 long-term care facilities (consisting of 87 skilled nursing facilities, eight assisted living facilities, six mental health facilities, and three specialty acute care hospitals) with 10,659 licensed beds as compared with 110 facilities with 11,210 licensed beds at December 31, 2003.

Rehabilitation Therapy Services:  This segment provides, among other services, physical, occupational, speech and respiratory therapy supplies and services to affiliated and nonaffiliated skilled nursing facilities.  At December 31, 2004, this segment provided services to 397 facilities, 309 nonaffiliated and 88 affiliated, as compared to 461 facilities at December 31, 2003, of which 361 were nonaffiliated and 100 were affiliated. At December 31, 2004, we closed our certified outpatient rehabilitation clinics (CORFs) in Colorado.  In March 2002, we sold substantially all of the assets of our respiratory therapy operation. We also provide rehabilitative and special education services to pediatric clients as well as

SUN HEALTHCARE GROUP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

DECEMBER 31, 2004

rehabilitation therapy services for adult home healthcare clients in the greater New York City metropolitan area through HTA of New York, Inc.

Medical Staffing Services:  We are a nationwide provider of temporary medical staffing primarily through CareerStaff Unlimited, Inc. ("CareerStaff").  For the year ended December 31, 2004, CareerStaff derived approximately 20.2% of its revenues from schools and governmental agencies, 52.4% from hospitals and other providers and 27.4% from skilled nursing facilities. CareerStaff provides (i) licensed therapists skilled in the areas of physical, occupational and speech therapy, (ii) nurses, (iii) pharmacists, pharmacist technicians and medical imaging technicians and (iv) related medical personnel.  As of December 31, 2004, CareerStaff had 32 division offices, which provided temporary therapy and nursing staffing services in major metropolitan areas and one division office, which specialized in the placement of temporary traveling therapists in smaller cities and rural areas.

Home Health:  As of December 31, 2004, this segment provided skilled nursing care, rehabilitation therapy and home infusion services to adult and pediatric patients in California and Ohio through SunPlus Home Health Services, Inc. ("SunPlus").  SunPlus also operates two licensed home infusion pharmacies in California.

Laboratory and Radiology: Through SunAlliance Healthcare Services, Inc. ("SunAlliance"), we provide medical laboratory and radiology services in Massachusetts to skilled nursing facilities. As of September 30, 2005, we reclassified the mobile radiology operations in Arizona and Colorado to assets held for sale and its results of operations have been reclassified to discontinued operations for all periods presented.

Other Operations: We previously provided pharmaceutical products primarily to nonaffiliated and affiliated long-term and sub-acute care facilities through SunScript Pharmacy Corporation.  In July 2003, we sold substantially all of the assets to Omnicare, Inc.

     Corporate assets primarily consist of cash and cash equivalents, receivables from subsidiary segments, notes receivable, property and equipment and unallocated intangible assets. Although corporate assets include unallocated intangible assets, the amortization, if applicable, is reflected in the results of operations of the associated segment.

     The accounting policies of the segments are the same as those described in the Note 3 - "Summary of Significant Accounting Policies." We primarily evaluate segment performance based on profit or loss from operations after allocated expenses and before reorganization and restructuring items, income taxes and extraordinary items. Gains or losses on sales of assets and certain items including impairment of assets recorded in connection with SFAS No. 144 and No. 142 and restructuring costs are not considered in the evaluation of segment performance. Allocated expenses include intersegment charges assessed to segments for management services and asset use based on segment operating results and average asset balances, respectively. We account for intersegment sales and provision of services at estimated market prices.

     Our reportable segments are strategic business units that provide different products and services. They are managed separately because each business has different marketing strategies due to differences in types of customers, distribution channels and capital resource needs.

SUN HEALTHCARE GROUP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

DECEMBER 31, 2004

For the Year Ended December 31, 2004

Segment Information (in thousands):

	Inpatient Services	Rehabilitation Therapy Services	Medical Staffing Services	Home Health Services	Laboratory and Radiology Services	Corporate	Intersegment Eliminations	Consolidated	Discontinued Operations

Total net revenues	$585,813	$133,118	$56,816	$56,702	$15,709	$47	$(34,915)	$813,290	$33,005

Operating salaries and benefits	296,271	91,693	43,918	40,469	8,926	(13)	-	481,264	26,252

Self insurance for workers' compensation and general and professional liability insurance	20,894	693	885	2,097	607	184	-	25,360	6,273

Other operating costs(1)	161,504	21,779	4,329	6,730	4,590	20	(34,915)	164,037	15,278

General and administrative expenses	11,895	6,398	3,140	911	298	44,104	-	66,746	477

Provision for losses on accounts receivable	2,612	1,508	340	516	347	-	-	5,323	6,578

Segment operating income (loss)	$92,637	$11,047	$4,204	$5,979	$941	$(44,248)	$-	$70,560	$(21,853)

Facility rent expense	35,579	551	826	1,852	290	9	-	39,107	950

Depreciation and amortization	7,320	248	183	592	251	612	-	9,206	404

Interest, net	5,285	15	(10)	36	-	3,527	-	8,853	7

Net segment income (loss)	$44,453	$10,233	$3,205	$3,499	$400	$(48,396)	$-	$13,394	$(23,214)
	========	==========	==========	==========	==========	=========	==========	==========	=========

Intersegment revenues	$(600)	$33,228	$2,103	$-	$184	$-	$(34,915)	$-	$-

Identifiable segment assets	$182,121	$25,352	$10,726	$12,674	$4,458	$449,650	$(366,759)	$318,222	$(2,307)

Segment capital expenditures	$8,667	$231	$74	$322	$162	$2,710	$-	$12,166	$724

     The term "segment operating income (loss)" is defined as earnings before facility rent expense, depreciation and amortization, interest, loss on asset impairment, restructuring costs, net, loss on lease termination, loss (gain) on sale of assets, net, income taxes and discontinued operations.

     The term "net segment income (loss)" is defined as earnings before loss on asset impairment, restructuring costs, net, loss on lease termination, loss (gain) on sale of assets, net, income taxes and discontinued operations.

(1)  Includes $3.4 million of gain on extinguishment of debt, net, in Inpatient Services.

SUN HEALTHCARE GROUP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

DECEMBER 31, 2004

 For the Year Ended December 31, 2003

Segment Information (in thousands):

	Inpatient Services	Rehabilitation Therapy Services	Medical Staffing Services	Home Health Services	Laboratory and Radiology Services	Corporate	Intersegment Eliminations	Consolidated	Discontinued Operations

Total net revenues	$546,621	$144,310	$61,824	$55,533	$16,023	$73	$(45,946)	$778,438	$612,514

Operating salaries and benefits	283,360	98,900	45,625	40,255	8,837	203	-	477,180	322,505

Self insurance for workers' compensation and general and professional liability insurance	26,536	1,767	1,092	1,677	468	618	-	32,158	35,270

Other operating costs	153,203	21,780	10,069	6,529	4,258	(196)	(45,946)	149,697	219,029

General and administrative expenses	13,393	3,627	2,174	962	-	43,394	-	63,550	7,363

Provision for losses on accounts receivable	6,389	1,756	516	167	477	(27)	-	9,278	9,795

Segment operating income (loss)	$63,740	$16,480	$2,348	$5,943	$1,983	$(43,919)	$-	$46,575	$18,552

Facility rent expense	35,100	664	998	1,699	282	26	-	38,769	40,342

Depreciation and amortization	5,185	1,125	65	477	231	40	-	7,123	2,272
Interest, net	3,062	(29)	-	2	-	13,857	-	16,892	682

Net segment income (loss)	$20,393	$14,720	$1,285	$3,765	$1,470	$(57,842)	$-	$(16,209)	$(24,744)
	========	==========	==========	=========	==========	=========	==========	==========	=========

Intersegment revenues	$(600)	$38,541	$7,216	$-	$789	$-	$(45,946)	$-	$-

Identifiable segment assets	$131,614	$26,877	$10,412	$11,396	$4,242	$458,714	$(360,447)	$282,808	$17,590

Segment capital expenditures	$5,809	$195	$140	$520	$602	$4,691	$-	$11,957	$4,607

     The term "segment operating income (loss)" is defined as earnings before facility rent expense, depreciation and amortization, interest, loss on asset impairment, restructuring costs, net, loss (gain) on sale of assets, net, income taxes and discontinued operations.

     The term "net segment income (loss)" is defined as earnings before loss on asset impairment, restructuring costs, net, loss (gain) on sale of assets, net, income taxes and discontinued operations.

SUN HEALTHCARE GROUP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

DECEMBER 31, 2004

For the Ten Months Ended December 31, 2002

Segment Information (in thousands):

	Inpatient Services	Rehabilitation Therapy Services	Medical Staffing Services	Home Health Services	Laboratory and Radiology Services	Corporate	Intersegment Eliminations	Consolidated	Discontinued Operations

Total net revenues	$454,120	$108,791	$51,891	$45,134	$12,872	$10,394	$(47,141)	$636,061	$962,133

Operating salaries and benefits	236,501	66,976	38,622	32,681	7,058	2,472	-	384,310	496,784

Self insurance for workers' compensation and general and professional liability insurance	20,592	1,304	872	948	191	133	-	24,040	46,385

Other operating costs	124,011	13,364	5,874	5,345	3,643	6,117	(47,141)	111,213	319,782

General and administrative expenses	25,433	6,962	1,519	756	(10)	43,569	-	78,229	2,666

Provision for losses on accounts receivable	6,997	(2,037)	(287)	(65)	67	(282)	-	4,393	10,394

Segment operating income (loss)	$40,586	$22,222	$5,291	$5,469	$1,923	$(41,615)	$-	$33,876	$86,122

Facility rent expense	32,076	506	704	1,439	225	97	-	35,047	81,701

Depreciation and amortization	5,931	1,015	(3)	497	235	9,299	-	16,974	11,431
Interest, net	1,763	(11)	3	2	1	10,841	-	12,599	776

Net segment income (loss)	$816	$20,712	$4,587	$3,531	$1,462	$(61,852)	$-	$(30,744)	$(7,786)
	========	==========	==========	=========	=========	=========	==========	==========	=========

Intersegment revenues	$(459)	$37,958	$4,078	$-	$1,093	$4,471	$(47,141)	$-	$-

Identifiable segment assets	$124,599	$23,900	$12,274	$11,937	$3,339	$483,210	$(368,100)	$291,159	$184,676

Segment capital expenditures	$6,148	$17	$65	$124	$302	$11,984	$-	$18,640	$16,061

     The term "segment operating income (loss)" is defined as earnings before facility rent expense, depreciation and amortization, interest, loss on asset impairment, restructuring costs, net, loss (gain) on sale of assets, net, income taxes and discontinued operations.

     The term "net segment income (loss)" is defined as earnings before loss on asset impairment, restructuring costs, net, loss (gain) on sale of assets, net, income taxes and discontinued operations.

SUN HEALTHCARE GROUP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

DECEMBER 31, 2004

For the Two Months Ended February 28, 2002

 Segment Information (in thousands):

--------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------

	Inpatient Services	Rehabilitation and Respiratory Therapy Services	Pharmaceutical and Medical Supply Services	International Operations	Other Operations	Corporate	Intersegment Eliminations	Consolidated
Predecessor Company
Total net revenues	$ 227,906	$ 28,501	$ 41,101	$ -	$ 29,815	$ -	$ (25,477)	$ 301,846
Operating expenses	199,534	23,521	36,080	-	26,555	2	(25,463)	260,229
Corporate general and administrative	4,670	744	483	-	661	8,402	-	14,960
Rent expense	23,018	565	746	-	829	645	(14)	25,789
Provision for losses on accounts receivable	(104)	42	509	-	460	(490)	-	417
Depreciation and amortization	1,847	253	566	-	382	1,417	-	4,465
Interest, net	273	1	(2)	-	120	2,280	-	2,672
Net segment (loss) income	$ (1,332)	$ 3,375	$ 2,719	$ -	$ 808	$ (12,256)	$ -	$ (6,686)
	========	==========	===========	==========	=========	=========	==========	==========
Intersegment revenues	$ (92)	$ 15,755	$ 8,325	$ -	$ 1,489	$ -	$ (25,477)	$ -
Identifiable segment assets	$ 430,847	$ 80,477	$ 115,259		$ 51,733	$ 514,167	$ (364,067)	$ 828,416
Segment capital expenditures	$ 1,987	$ 38	$ 249	$ -	$ 124	$ 1,573	$ -	$ 3,971

      The term "net segment (loss) income" is defined as earnings before gain on extinguishment of debt, net, income taxes and discontinued operations.

SUN HEALTHCARE GROUP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

DECEMBER 31, 2004

Measurement of Segment Income or Loss

     The accounting policies of the operating segments are the same as those described in the summary of significant accounting policies (See "Note 3 - Summary of Significant Accounting Policies.")  We evaluate financial performance and allocate resources primarily based on income or loss from operations before income taxes, excluding any unusual items.

     The following table reconciles net segment income (loss) to consolidated (loss) income before income taxes and discontinued operations:

	Reorganized Company	Reorganized Company	Reorganized and Predecessor Company Combined
	2004	2003	2002

Net segment income (loss)	$ 13,394	$ (16,209)	$ (37,430)
Loss on asset impairment	(1,028)	(2,774)	(275,387)
Restructuring costs, net	(1,972)	(14,676)	-
Loss on lease termination	(150)	-	-
(Loss) gain on sale of assets, net	(1,494)	4,178	8,714
Gain on extinguishment of debt, net	-	-	1,498,360
Reorganization gain, net	-	-	1,483
Income (loss) before income taxes and discontinued operations	$ 8,750	$ (29,481)	$ 1,195,740
	==========	==========	=========

 (19)   Restructuring Costs

     We commenced our restructuring in January 2003. As of December 31, 2004, we have substantially completed the restructuring. We adopted Accounting for Costs Associated with Exit or Disposal Activities ("SFAS No. 146") for all divestiture activities initiated after December 31, 2002.  Under SFAS No. 146, there are four major types of costs associated with our restructuring: (i) one-time termination benefits, (ii) contract termination, (iii) facility consolidation and (iv) professional fees.  We have recognized these expenses in the income statement line "restructuring costs" as they were incurred. All of the costs were under the Corporate reportable segment.  We had no liability account associated with this restructuring activity because all of the related expenses were paid when incurred.  The following table sets forth the costs related to the restructuring activity in detail (in millions).

Major Type of Restructuring Cost	For the Year Ended December 31, 2004	Cumulative Amount Incurred to Date (1)	Total Expected Restructuring Costs (2)
One-Time Termination Benefits	$ 0.3	$ 1.2	$ 1.4
Contract Terminations (3)	0.3	5.1	5.1
Facility Consolidation	-	0.1	0.1
Professional Fees	1.4	10.2	10.2
Total	$ 2.0	$ 16.6	$ 16.8
	===========	===========	===========

SUN HEALTHCARE GROUP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

DECEMBER 31, 2004

(1) Cumulative amount incurred for restructuring period to-date (24 months.)
(2) Aggregate amount expected to be incurred during entire restructuring.
(3) Included costs related to the termination of bank loans.

(20)  Emergence from Chapter 11 Bankruptcy Proceedings

(a) Confirmation of Joint Plan of Reorganization

     On October 14, 1999, we together with all of our U.S. operating subsidiaries filed voluntary petitions for protection under chapter 11 of the U.S. Bankruptcy Code with the Bankruptcy Court. On February 6, 2002, the Bankruptcy Court approved our Plan of Reorganization and on February 28, 2002 we consummated the Plan of Reorganization. The principal provisions of the Plan of Reorganization are set forth below:

	Type of Claim/Security	Treatment under Plan of Reorganization
1.	General unsecured creditors with claims of $50,000 or less	Issued cash payments at the rate of 7% of their claims
2.	General unsecured creditors with claims of more than $50,000	To be issued an aggregate of approximately 10,000,000 shares of new common stock, of which approximately 9,904,336 shares have been issued as of December 31, 2004
3.	Senior bank lenders	Issued 9.0 million shares of new common stock and received a cash payment of approximately $6.6 million
4.	Senior subordinated note holders	Issued approximately 200,000 shares of new common stock and warrants to purchase an additional 500,000 shares
5.	Common stock, options, warrants, convertible debt, and convertible trust issued preferred securities	Canceled with no recovery to holders
6.	United States Health Care Program Claims	Received a cash payment of $1.0 million and a promissory note for $10.0 million
7.	State Medicaid Program Claims	Estimated to receive an aggregate of approximately $13.1 million in cash and promissory notes, of which $10.4 million has been paid as of December 31, 2004

 (b) Debtor-in-Possession Financing

     On October 14, 1999, we entered into a Revolving Credit Agreement with CIT/Business Credit, Inc. and Heller Healthcare Finance, Inc. (the "DIP Financing Agreement").  The DIP Financing Agreement provided for maximum borrowings by us of $200.0 million, subject to certain limitations.  We used

SUN HEALTHCARE GROUP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

DECEMBER 31, 2004

borrowings from new loan agreements to pay off our borrowings outstanding under the DIP Financing Agreement on February 28, 2002.

(c) Reorganization Costs

     Reorganization costs under chapter 11 are items of expense or income that were incurred or realized by us because we were in reorganization.  These included, but were not limited to, professional fees and similar types of expenditures incurred directly relating to the chapter 11 proceeding, loss accruals or realized gains or losses resulting from activities of the reorganization process and interest earned on cash accumulated by us because we were not paying prepetition liabilities.

     The components of reorganization gain, net, were as follows for the two months ended February 28, 2002 (in thousands):

Predecessor Company

Professional fees	$ 8,171
Restructuring	3,843
Adjust carrying value of assets no longer held for sale	(12,811)
Adjust carrying value of assets held for sale	(598)
Less:
Interest earned on accumulated cash	(88)

Total reorganization gain, net	$ (1,483)
==========

(21)  Fresh-Start Accounting

     We adopted the provisions of fresh-start accounting as of March 1, 2002. In connection with the preparation of the Predecessor Company's Disclosure Statement, an independent financial advisor determined our reorganization value, or fair value, to be $360.0 million to $460.0 million, with a point estimate value of $410.0 million, before considering certain long-term debt or other obligations assumed in the Plan of Reorganization.  Our Disclosure Statement was confirmed by the Bankruptcy Court. This reorganization value was based upon our projected cash flows, selected comparable market multiples of publicly traded companies and other applicable ratios and valuation techniques. The estimated total equity value of the Reorganized Company aggregating $271.8 million was determined after taking into account the values of the obligations assumed in connection with the Plan of Reorganization.

(a)	To record the discharge of indebtedness in accordance with the Plan of Reorganization (in thousands):

SUN HEALTHCARE GROUP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

DECEMBER 31, 2004

Revolving Credit Facility	$ 437,066
Credit Facility Term Loans	358,981
Senior Subordinated Notes due 2007	250,000
Senior Subordinated Notes due 2008	150,000
Interest payable	101,855
Prepetition trade and other miscellaneous claims	86,776
Convertible Subordinated Debentures due 2004	83,300
Other long-term debt	8,087
Senior Subordinated Notes due 2003	6,161
Capital leases	2,503
Convertible Subordinated Debentures due 2003	1,382
$ 1,486,111
==============

(b)	To record the discharge of the Convertible Preferred Stock of the Predecessor.

(c)	To eliminate the Common Stock of the Predecessor.

(d)	To record the gain on extinguishment of indebtedness.

(e)	To reflect the issuance of the Reorganized Company's common stock.

(f)	To reflect the fair value of the Reorganized Company's common stock and warrants that are to be issued to various pre-petition debt holders after emergence.

(g)

To adjust the carrying amount of assets and liabilities to fair value. Fair value was determined based upon third-party valuations of our long-lived assets and liabilities. The allocation of goodwill to our reporting units is not yet final, pending further analysis of our plans for certain leased facilities.

(h)	To reclassify the pre-petition priority, secured and unsecured claims that were assumed by the Reorganized Company in accordance with the Plan of Reorganization.

(i)	To record miscellaneous provisions of the Plan of Reorganization.

(22)  Gain on Extinguishment of Debt

     For the year ended December 31, 2004, we recorded a net $3.4 million gain on extinguishment related to mortgage restructurings.

     On October 14, 1999, we together with all of our U.S. operating subsidiaries filed voluntary petitions for protection under chapter 11 of the U.S. Bankruptcy Code with the Bankruptcy Court. On February 6, 2002, the Bankruptcy Court approved our Plan of Reorganization and on February 28, 2002 we consummated the Plan of Reorganization. In connection with the restructuring of our debt in accordance with the provisions of the Plan of Reorganization, we realized a gain of $1.5 billion.  This gain was

SUN HEALTHCARE GROUP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

DECEMBER 31, 2004

reflected in the operating results of the Predecessor Company for the two months ended February 28, 2002 and was originally classified as an extraordinary gain.  Upon adoption of SFAS No. 145, the gain was reclassified to an appropriate line item on the statement of operations.

     A summary of the gain follows (in thousands):

Liabilities extinguished:

Revolving Credit Facility	$ 437,066
Credit Facility Term Loans	358,981
Senior Subordinated Notes due 2007	250,000
Senior Subordinated Notes due 2008	150,000
Interest payable	101,855
Prepetition trade and other miscellaneous claims	86,776
Convertible Subordinated Debentures due 2004	83,300
Other long-term debt	8,087
Senior Subordinated Notes due 2003	6,161
Capital leases	2,503
Convertible Subordinated Debentures due 2003	1,382
Company-obligated mandatorily redeemable convertible preferred securities of a subsidiary trust holding solely 7% convertible junior subordinated debentures of the Company	296,101
1,782,212
Consideration exchanged:
Common Stock	270,000
Cash payments to senior lenders	6,652
Cash payments to trade creditors - convenience class	4,400
Warrants	1,800
Payment of other executory contracts	1,000
283,852

$ 1,498,360
=============

SUN HEALTHCARE GROUP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

DECEMBER 31, 2004

(23)  Filer/Non-Filer Financial Statements

CONSOLIDATING STATEMENT OF OPERATIONS
Predecessor Company
For the Two Months Ended February 28, 2002
(in thousands)

	Filers	Non-filers	Elimination	Consolidated

Total net revenues	$ 295,812	$ 6,884	$ (850)	$ 301,846

Costs and expenses:
Operating costs	279,869	6,097	(850)	285,116
Corporate general and administrative	15,862	-	-	15,862
Depreciation and amortization	4,285	180	-	4,465
Provision for losses on accounts receivable	362	55	-	417
Interest, net	2,552	120	-	2,672
Equity interest in losses of subsidiaries	(613)	-	613	-
Gain on extinguishment of debt	(1,498,360)	-	-	(1,498,360)
Total costs and expenses	(1,196,043)	6,452	(237)	(1,189,828)
Management fee (income) expense	181	(181)	-	-
Income (loss) before reorganization costs (gain), net, income taxes and discontinued operations	1,491,674	613	(613)	1,491,674
Reorganization costs (gain), net	(1,483)	-	-	(1,483)
Income taxes	147	-	-	147
Loss from discontinued operations	(1,569)	-	-	(1,569)
Loss on write-down of assets held for sale	(6,070)	-	-	(6,070)
Net income	$ 1,485,371	$ 613	$ (613)	$ 1,485,371
	=========	==========	==========	==========

SUN HEALTHCARE GROUP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

DECEMBER 31, 2004

(23)  Filer/Non-Filer Financial Statements (Continued)

CONSOLIDATING STATEMENT OF CASH FLOWS
Predecessor Company
For the Two Months Ended February 28, 2002
(in thousands)

	Filers	Non-filers	Elimination	Consolidated
Cash flows from operating activities:
Net income	$ 1,485,371	$ 613	$ (613)	$ 1,485,371
Adjustments to reconcile net income to net cash used for operating activities:
Equity interest in losses of subsidiaries	(613)	-	613	-
Gain on extinguishment of debt	(1,498,360)	-	-	(1,498,360)
Reorganization costs (gain), net	(1,483)	-	-	(1,483)
Depreciation and amortization	4,285	180	-	4,465
Provision for losses on accounts and other receivables	362	55	-	417
Loss on write-down of assets held for sale	6,070	-	-	6,070
Other, net	5,588	(4,872)	-	716
Changes in operating assets and liabilities:
Accounts receivable	(7,875)	507	-	(7,368)
Other current assets	(9,196)	2,721	-	(6,475)
Income taxes payable	693	-	-	693
Other current liabilities	(4,263)	(745)	-	(5,008)
Net cash used for operating activities before reorganization costs	(19,421)	(1,541)	-	(20,962)
Net cash paid for reorganization costs	(2,781)	-	-	(2,781)
Net cash used for operating activities	(22,202)	(1,541)	-	(23,743)
Cash flows from investing activities:
Capital expenditures, net	(3,971)	-	-	(3,971)
Decrease in long-term notes receivable	168	-	-	168
Other	(1,884)	2,026	-	142
Net cash (used for) provided by investing activities	(5,687)	2,026	-	(3,661)
Cash flows from financing activities:
Net payments under Revolving Credit Agreement	(55,382)	-	-	(55,382)
Long-term debt borrowings	112,988	-	-	112,988
Long-term debt repayments	-	(13)	-	(13)
Principal payments on prepetition debt authorized by Bankruptcy Court	(7,966)	-	-	(7,966)
Intercompany advances	(94)	94	-	-
Other	(3,729)	1	-	(3,728)
Net cash provided by financing activities	45,817	82	-	45,899
Net increase in cash and cash equivalents	17,928	567	-	18,495
Cash and cash equivalents at beginning of year	49,917	732	-	50,649
Cash and cash equivalents at end of period	$ 67,845	$ 1,299	$ -	$ 69,144
	===========	============	===========	==========

SUN HEALTHCARE GROUP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

DECEMBER 31, 2004

(24)  Subsequent Events

     On March 1, 2005, we entered into a Fourth Amendment to Loan and Security Agreement with CapitalSource Finance, LLC, as collateral agent, and certain other lending institutions. The Fourth Amendment, among other things, extended the term of the Loan Agreement from September 5, 2005 to March 1, 2007 and increased our capital expenditure limits. The remaining terms and covenants are consistent with our Loan Agreement as previously amended.

     In February 2005, we withheld an aggregate of 10,182 shares of our common stock that were otherwise to be issued by Sun to holders of restricted stock awards. The restricted stock awards had vested in part and the holders requested that Sun withhold from the restricted shares to be delivered to them a number of shares with a fair market value (determined as of the date of vesting) equal to the withholding taxes payable by the individual upon the vesting of the restricted stock, and that Sun then pay the withholding taxes on behalf of the individual. Those shares are treated as treasury stock.

SUN HEALTHCARE GROUP, INC. AND SUBSIDIARIES

 SUPPLEMENTARY DATA (UNAUDITED)
QUARTERLY FINANCIAL DATA

     The following tables reflect unaudited quarterly financial data for fiscal years 2004 and 2003 (in thousands, except per share data):

For the Year Ended December 31, 2004 (1)
	Fourth Quarter	Third Quarter	Second Quarter	First Quarter	Total

Total net revenues	$ 204,633	$ 200,897	$ 203,965	$ 203,795	$ 813,290
	=========	=========	========	=========	========
Income (loss) before discontinued operations (2)	$ 5,480	$ (3,248)	$ 11,245	$ (3,569)	$ 9,908

Loss on discontinued operations	$ (9,891)	$ (7,843)	$ (3,945)	$ (6,856)	$ (28,535)

Net (loss) income	$ (4,411)	$ (11,091)	$ 7,300	$ (10,425)	$ (18,627)
	=========	=========	=========	=========	========

Basic earnings per common and common equivalent share:
Income (loss) before discontinued operations	$ 0.36	$ (0.21)	$ 0.74	$ (0.29)	$ 0.69
Loss on discontinued operations	(0.65)	(0.52)	(0.26)	(0.57)	(1.98)
Net (loss) income	$ (0.29)	$ (0.73)	$ 0.48	$ (0.86)	$ (1.29)
	=========	=========	=========	=========	========
Diluted earnings per common and common equivalent share:
Income (loss) before discontinued operations	$ 0.36	$ (0.21)	$ 0.74	$ (0.29)	$ 0.68
Loss on discontinued operations	(0.65)	(0.52)	(0.26)	(0.57)	(1.96)
Net (loss) income	$ (0.29)	$ (0.73)	$ 0.48	$ (0.86)	$ (1.28)
	=========	=========	=========	=========	========
Weighted average number of common and common equivalent shares outstanding:
Basic	15,275	15,275	15,142	12,113	14,456
Diluted	15,335	15,275	15,206	12,113	14,548
	=========	=========	=========	=========	========

1

For the Year Ended December 31, 2003 (1)
	Fourth Quarter	Third Quarter	Second Quarter	First Quarter	Total

Total net revenues	$ 198,442	$ 199,377	$ 193,735	$ 186,884	$ 778,438
	========	========	========	========	========
Loss before discontinued operations (3)	$ (6,399)	$ (11,603)	$ (4,664)	$ (7,480)	$ (30,146)

(Loss) gain on discontinued operations	$ (7,521)	$ 50,713	$ (6,888)	$ (5,804)	$ 30,500

Net (loss) income	$ (13,920)	$ 39,110	$ (11,552)	$ (13,284)	$ 354
	========	========	========	========	========

Basic and diluted earnings per common and common equivalent share:
Loss before discontinued operations	$ (0.64)	$ (1.15)	$ (0.46)	$ (0.75)	$ (3.00)
(Loss) gain on discontinued operations	(0.74)	5.04	(0.69)	(0.58)	3.04
Net (loss) income	$ (1.38)	$ 3.89	$ (1.15)	$ (1.33)	$ 0.04
	========	========	========	========	========
Weighted average number of common and common equivalent shares outstanding:
Basic and diluted	10,060	10,060	10,060	10,020	10,050
	========	========	========	========	========

(1)

In accordance with SFAS No. 144, we have reclassified all activity related to the operations of divested entities as of September 30, 2005, December 31, 2004 and December 31, 2003 to discontinued operations.  Therefore, the quarterly financial data presented above including revenues, income (loss) before discontinued operations and (loss) gain on discontinued operations will not reflect the amounts filed previously in our Forms 10-Q with the SEC.  However, net income remains the same.

(2)	We recorded a loss on asset impairment of $1.0 million, restructuring costs of $2.0 million, loss on sale of assets of $1.5 million and gain on extinguishment of debt of $3.4 million.

(3)	We recorded a loss on asset impairment of $2.8 million, restructuring costs of $14.7 million and gain on sale of assets of $4.2 million.

2

SCHEDULE II

SUN HEALTHCARE GROUP, INC. AND SUBSIDIARIES

VALUATION AND QUALIFYING ACCOUNTS
(in thousands)

	Column A	Column B		Column C		Column D (3)	Column E
Description	Balance at Beginning of Period	Charged to Costs and Expenses		Additions Charged to Other Accounts		Deductions Other	Balance at End of Period
Reorganized Company
Year ended December 31, 2004:
Allowance for doubtful accounts	$ 67,108	$ 11,901	(1)	$ -		$ (38,716)	$ 40,293
	=========	========		=========		=======	==========
Notes receivable reserve	$ 7,245	$ -		$ 2,298		$ (6,191)	$ 3,352
	=========	========		=========		=======	==========
Reserve for assets held for sale	$ -	$ -		$ -		$ -	$ -
	=========	========		==========		=======	==========
Corporate restructure reserve	$ -	$ -		$ -		$ -	$ -
	=========	========		==========		=======	==========

Reorganized Company
Year ended December 31, 2003:
Allowance for doubtful accounts	$ 45,905	$ 18,114	(1)	$ 23,675	(2)	$ (20,586)	$ 67,108
	=========	========		==========		=======	==========
Notes receivable reserve	$ 6,419	$ 959	(1)	$ -		$ (133)	$ 7,245	(2)
	=========	========		==========		=======	==========
Reserve for assets held for sale	$ -	$ -		$ -		$ -	$ -
	=========	========		==========		=======	==========
Corporate restructure reserve	$ -	$ -		$ -		$ -	$ -
	=========	========		==========		=======	==========

Reorganized Company
For the ten months ended December 31,2002:
Allowance for doubtful accounts	$ 68,723	$ 13,639	(1)	$ -		$ (36,457)	$ 45,905
	=========	========		==========		=======	==========
Notes receivable reserve	$ 5,321	$ 1,148	(1)	$ -		$ (50)	$ 6,419	(2)
	=========	========		==========		=======	==========
Reserve for assets held for sale	$ 4,820	$ 1,021		$ -		$ (5,841)	$ -
	=========	========		==========		=======	==========
Corporate restructure reserve	$ 2,676	$ -		$ -		$ (2,676)	$ -
	=========	========		==========		=======	==========

(1)

Charges included in provision for losses on accounts receivable, of which $5,225, $9,334 and $10,607, respectively, for the years ended December 31, 2004 and 2003 and the ten months ended December 31, 2002, relate to discontinued operations.

(2)	Provision for facilities included in discontinued operations recorded in loss on disposal of discontinued operations.

(3)	Column D represents primarily write offs and recoveries on divested receivables fully reserved.

3